Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

November 1, 2018

among

PACIFIC BIOSCIENCES of CALIFORNIA, INC.,

ILLUMINA, INC.

and

FC OPS CORP.

i

ii

iii

Execution Version

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 1, 2018, among Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), Illumina, Inc., a Delaware corporation (“Parent”), and FC Ops Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Subsidiary”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, the board of directors of the Company (the “Board of Directors”) and the respective boards of directors of each of Parent and Merger Subsidiary have approved and declared advisable the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement and to consummate the Merger, following approval thereof by the Board of Directors, Parent has entered into voting agreements, each dated as of the date of this Agreement, with certain stockholders of the Company (collectively the “Voting Agreements”), pursuant to which, subject to the terms thereof, such stockholders have agreed, among other things, to vote Shares held by them in favor of the adoption of this Agreement; and

WHEREAS, at the Effective Time, the parties intend that Merger Subsidiary will be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

SEC TION 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to, or any Third Party indication of interest in, in a single transaction or a series of related transactions, (i) any acquisition or purchase, direct or indirect, of assets representing 15% or more of the consolidated assets of the Company and its Subsidiaries or

15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iv) any sale or exclusive license of any Key IP or Key Product, other than commercial sales of Key Products in the ordinary course of business consistent with past practice.

“Action” means any action, suit, investigation, audit (including Tax audit), litigation, arbitration, mediation, complaint, claim (including any cross-claim or counterclaim), enforcement action or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), in each case by or before a Governmental Authority, arbitrator, mediator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Antitrust Law” means the HSR Act and any other Applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign, federal, state, local or provincial law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative (including a works council) representing Service Providers.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2018.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Company Balance Sheet Date and set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2017.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement related to this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee” means, as of any time, any employee of the Company or any of its Subsidiaries.

“Company Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2018, and set forth in the Company 10-Q.

“Company Material Adverse Effect” means any event, circumstance, change, occurrence, development, condition or effect that, individually or in the aggregate, has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, but excluding any such effect to the extent resulting from (i) changes in general economic conditions in the United States or global credit, currency, financial or capital markets, (ii) changes in United States or global regulatory, legal, legislative or political conditions (including changes or proposed changes in Applicable Law or GAAP), (iii) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (iv) geopolitical conditions, acts of war, sabotage or terrorism, outbreak or escalation of hostilities or war or epidemics, pandemics or natural disasters, (v) the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships of the Company or its Subsidiaries, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, it being understood that termination, change of control and other similar rights of Third Parties that are required to be disclosed in the Company Disclosure Schedule will not be deemed to be events, circumstances, changes, occurrences, developments, conditions or effects related to the announcement or pendency of the transactions contemplated by this Agreement for purposes of the references to Company Material Adverse Effect in this Agreement, (vi) any decline, in and of itself, in the market price, or change in trading volume, of any capital stock of the Company (it being understood that any cause of such decline or change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (vii) any failure, in and of itself, of the Company to meet any internal or public projections, forecasts, budgets or estimates of revenue, earnings, cash flow or cash position Company (it being understood that any cause of such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), or (viii) any action taken by the Company that is expressly required by this Agreement or taken at the prior written request of or with the prior written consent of Parent except, in the case of clauses (i), (ii), (iii) and (iv), to the extent not having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate (in which case on the only incremental disproportionate adverse impact may be taken into account).

“Company Related Parties” means, collectively, the Company, its Subsidiaries and their respective Affiliates, and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents, Affiliates or other Representatives, or any former, current or future general or limited partner, stockholder, equityholder, member, manager, director, officer, employee, agent or Affiliate of any of the foregoing.

“Confidentiality Agreement” means the One-Way Non-disclosure Agreement dated as of September 11, 2018, by and between the Company and Parent.

“Consulting Agreement” means each consulting agreement or Contract between the Company or a Subsidiary of the Company and any Independent Contractor relating to the provision of services to the Company or a Subsidiary of the Company and that provides for compensation to be paid or provided to the Independent Contractor for providing such services.

“Continuing Employee” means each Company Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time whose employment with the Surviving Corporation, Parent or any of their respective Affiliates continues after the Effective Time.

“Contract” means, with respect to any Person, any contract, agreement, lease, sublease, license, sublicense commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, concession, franchise, instrument or other arrangement, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, whether written or oral, that, in each case, is legally binding on such Person or by which such Person or such Person’s properties or assets are bound.

“Deerfield Agreements” means the Facility Agreement, dated as of February 5, 2013, between the Company and the lenders set forth on the signature pages thereto, together with any security agreements entered into in connection therewith or notes issued pursuant thereto, in each case as amended, restated, modified, supplemented from time to time.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, independent contractor, severance, termination protection, change in control compensation, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance benefit (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case (x) whether or not written, and (y) (1) that is sponsored, maintained, administered, contributed to, required to be contributed to or entered into by the Company or any of its ERISA Affiliates for the current or future benefit of any current or former Service Provider or (2) for which the Company or any of its Subsidiaries has or would be reasonably expected to have any material current or future liability.

“Employment Agreement” means each management, employment, severance, consulting, retention, relocation, repatriation, expatriation, change in control compensation or similar agreement or offer letter between the Company or a Subsidiary of the Company and any current or former Company Employee.

“Environmental Laws” means any Applicable Laws or any legally binding agreement with any Governmental Authority relating to pollution, human health and safety (as it relates to exposure to Hazardous Substances), protection of the environment, and natural resources, or to Hazardous Substances.

“Environmental Permits” means all Permits relating to, pursuant to, or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such first entity, would be (or at any relevant time was or will be) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any quotation, bid, offer or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, could result in a Government Contract.

“Government Contract” means any Contract that (i) is between the Company or any of its Subsidiaries and a Governmental Authority or (ii) is entered into by the Company or any of its Subsidiaries in connection with a Contract between another entity and a Governmental Authority. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract (if any) to which it relates.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or self-regulatory authority or instrumentality.

“Hazardous Substance” means any pollutant, waste or chemical, or any toxic, radioactive, ignitable, caustic, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including but not limited to any medical or biological waste, petroleum product or byproduct, asbestos, lead, polychlorinated biphenyls or any substance, waste or material regulated, categorized, or controlled pursuant to any Environmental Law based on its dangerous or deleterious properties.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including but not limited to, the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Part 160 and Part 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Part 160 and Part 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 160 and Part 164, Subpart D.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Independent Contractor” means any independent contractor, director or consultant (other than an employee) of the Company or a Subsidiary of the Company.

“Intellectual Property Rights” means any and all (i) trademarks, service marks, trade names, business marks, brand names, certification marks, trade dress, logos, corporate names, trade styles, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”), (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, patents of addition, utility models, inventors’ certificates and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application (“Patents”), (iii) Trade Secrets, technical data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, inventions, discoveries, ideas and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (iv) writings and other works (including literary, pictorial and graphic works), whether copyrightable or not, in any jurisdiction (domestic and foreign), and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction (domestic and foreign), and any renewals or extensions thereof (“Copyrights”), (v) moral rights, sui generis database rights, design rights, industrial property rights, publicity rights and rights of personality, (vi) all forms and types of computer software (including source code, object code, firmware, development tools, files, records and technical data, and all documentation related to any of the foregoing), and (vii) other intellectual property or proprietary rights.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries.

“Key Employee” means any Company Employee identified by Parent in a notice to the Company prior to the Effective Time.

“Key IP” means any Owned Intellectual Property Rights or Licensed Intellectual Property Rights necessary to or used in (i) the Company’s Single Molecule, Real-Time (SMRT®) sequencing technology (i.e., that certain parallelized single molecule DNA sequencing method enabled by utilization of both zero-mode waveguides and phospholinked nucleotides) or (ii) any Key Product (including the making, use, offer for sale, sale or importation thereof).

“Key Jurisdiction” means each jurisdiction set forth on Section 1.01(a) of the Company Disclosure Schedule.

“Key Products” means those products identified as such on Section 1.01(b) of the Company Disclosure Schedule.

“Knowledge” means, with respect to the Company, the actual knowledge of each individual listed in Section 1.01(c) of the Company Disclosure Schedule, after reasonable inquiry of those persons who would reasonably be expected to have actual knowledge of the matters in question. With respect to matters involving the Intellectual Property Rights of the Company, Knowledge does not require the Company or any of its directors, officers or employees to have conducted or have obtained any freedom to operate opinions or any Patent, Trademark or other Intellectual Property Rights clearance searches. If not conducted or obtained, no knowledge of any Patents, Trademarks or other Intellectual Property Rights of any Third Party that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

“Legal Restraint” means an injunction, order or decree enacted, issued, promulgated, enforced or entered by any Governmental Authority of competent jurisdiction that has become final and non-appealable that (i) prohibits or makes illegal consummation of the Merger or (ii) prohibits, enjoins or permanently restrains the Company, Parent or Merger Subsidiary from consummating the Merger.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights licensed or sublicensed by a Third Party to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Licensed Registered Intellectual Property Rights” means Registered Intellectual Property Rights that constitute Licensed Intellectual Property Rights, it being understood that Licensed Intellectual Property Rights excludes Intellectual Property Rights to which the Company or any of its Subsidiaries receives such license or sublicense pursuant to an off-the-shelf license Contract or other similar arrangement.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Other Jurisdiction” means each jurisdiction which is not a Key Jurisdiction or Specified Jurisdiction.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Registered Intellectual Property Rights” means any Owned Intellectual Property Rights that constitute Registered Intellectual Property Rights.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement.

“Parent Related Parties” means, collectively, Parent, Merger Subsidiary and their respective Affiliates, and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates or any former, current or future general or limited partner, stockholder, equityholder, member, manager, director, officer, employee, agent or Affiliate of any of the foregoing.

“Permit” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, registration, accreditation, approval, authorization, concession, decree, confirmation, qualification or other similar authorization of any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, provided no notice of any such Lien has been filed or recorded under the Code and the Treasury Regulations thereunder, (ii) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising in the ordinary course of business consistent with past practice securing obligations as to which there is no default and which are not yet delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves have been established in accordance with GAAP, (iii) Liens to secure payment of workers’ compensation, unemployment insurance, social security or other social security legislation (other than Liens imposed by ERISA), (iv) with respect to real property, any nonmonetary Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental Applicable Law, and nonmonetary encumbrances of record affecting any real property, in each case that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the business of the Company or its Subsidiaries at such real property or to materially detract from the value of the real property subject thereto, (v) Liens imposed on the underlying fee or other interest in real property subject to a real property lease (exclusive of any Liens arising by reason of actions or inactions of the Company or its Subsidiaries), (vi) statutory or common law Liens to secure landlords, lessors or renters under leases or rental agreements but only to the extent that the Company or any of its Subsidiaries, as applicable, is not in material default of any obligation under any such lease or rental agreement, (vii) Liens in favor of financial institutions arising in connection with accounts maintained in the ordinary course of business consistent with past practice held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions, (viii) deposits to secure the performance (but only to the extent that the Company or any of its Subsidiaries, as applicable, is not in material default of any such obligation to perform) of tenders, bids, trade contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business consistent with past practice (including earnest money deposits in respect of any acquisition), (ix) licenses (not relating to any Leased Real Property) granted to others not interfering in any material respect with the business of the Company and its Subsidiaries, and (x) “march-in” and other rights of the U.S. government pursuant to the Bayh-Dole Act (35 U.S.C. Section 200-212 and 37 C.F.R. 401).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or a Governmental Authority.

“Personal Information” means any information that allows the identification of an individual, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any information that is otherwise considered personal information, personal data, protected health information, or personally identifiable information under Applicable Law.

“Privacy and Information Security Requirements” means (i) all Applicable Laws relating to the Processing of Personal Information, including, without limitation, HIPAA and any Applicable Laws relating to data security, breach notification, direct marketing, telemarketing, or online behavioral advertising; (ii) all provisions of contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that relate to the Processing of Personal Information, including without limitation any such contractual obligations to comply with the Payment Card Industry—Data Security Standard; and (iii) applicable policies and notices of the Company or any of its Subsidiaries relating to their Processing of Personal Information.

“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Registered Intellectual Property Rights” means any Intellectual Property Rights that have been filed or registered with or issued or granted by the applicable Governmental Authority.

“Regulation S-K” means Regulation S-K promulgated under the 1933 Act.

“Regulation S-X” means Regulation S-X promulgated under the 1934 Act.

“Representatives” of a Person means such Person’s directors, officers, employees, investment bankers, attorneys, accountants, consultants or other agents, auditors, advisors or other representatives.

“Research Use Only” or “RUO” means an (i) in vitro diagnostic product that is in the laboratory research phase of development and is being shipped or delivered for an investigation that is not subject to 21 C.F.R. Part 812 (such a product is not represented as an effective in vitro diagnostic product or intended for clinical diagnostic use) or (ii) certain products, such as instruments, systems, and reagents that are labeled for research use only and intended for use in the conduct of non-clinical laboratory research with goals other than development of a commercial in vitro diagnostic product, i.e., these products are used to carry out research and they are not themselves the object of the research (these include products intended for use in discovering and developing medical knowledge related to human disease and conditions; for example, instruments and reagents intended for use in research attempting to isolate a gene linked with a particular disease may be labeled for research use only when such instruments and reagents are not intended to produce results for clinical use).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual Independent Contractor of the Company or any of its Subsidiaries (including any Company Employee).

“Specified Termination Actions” means those actions set forth on Section 1.01(d) of the Company Disclosure Schedule.

“Specified Jurisdiction” means each jurisdiction set forth on Section 1.01(e) of the Company Disclosure Schedule.

“Subsidiary” means, with respect to any Person, any other Person of which (i) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are at any time directly or indirectly owned or controlled by such Person.

“Tax” means (i) any and all domestic and foreign, federal, state, provincial, local, municipal, and other taxes and like assessments or charges in the nature of a tax imposed by any Taxing Authority (including taxes and other charges on, or measured by, net or gross income, and alternative minimum or add-on minimum, withholding, estimated, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, fringe benefit, capital stock, profits, license, registration, payroll, social security (or equivalent) or any other applicable social contribution, employment, unemployment, disability, excise, severance, stamp, license, occupation, premium, property (real, tangible or intangible), environmental, windfall profit, or unclaimed property taxes), together with any interest, penalty, addition to tax or additional amount (including as a result of a failure to timely file any Tax Return), whether disputed or not.

“Tax Return” means any report, return, document, declaration or other information or filing filed or required to be filed with any Taxing Authority with respect to Taxes (and any amendments thereof and any schedule or attachment thereto), including information returns, and any documents with respect to or accompanying payments of estimated Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written), entered into prior to the Closing, binding the Company or any of its Subsidiaries and providing for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability, other than any agreement or arrangement entered into in the ordinary course consistent with past practices the primary purpose of which does not relate to Tax.

“Taxing Authority” means any Governmental Authority responsible for the collection or administration of Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its controlled Affiliates.

“Trade Secrets” means trade secrets and all other confidential know-how and confidential information and rights in any jurisdiction (domestic and foreign), including confidential recipes, ideas, formulae, formulations, compositions, specifications, techniques, data, results, methods, processes, schematics, prototypes, models, designs, customer lists and supplier lists, but excluding Personal Information or rights therein.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 6.04
Agreement	Preamble
Board of Directors	Section 2.05(c)
Capitalization Date	Section 4.05(a)
Certificate	Section 2.02(a)
Change of Control Payment	Section 4.20(a)(xv)
Charter Documents	Section 4.01
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Common Stock	Section 2.02(a)
Company	Preamble
Company Board Recommendation	Section 4.02(b)

Term	Section
Company Outbound License	Section 4.15(j)
Company Proxy Statement	Section 4.09
Company Related Parties	Section 1.01(a)
Company Restricted Shares	Section 2.05(b)
Company RSUs	Section 2.05(a)
Company SEC Documents	Section 4.07
Company Securities	Section 4.05(c)
Company Stock Awards	Section 2.05(b)
Company Stock Options	Section 2.05(a)
Company Stockholder Approval	Section 4.02
Company Stockholder Meeting	Section 6.03
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 11.04(b)(i)
Consideration Fund	Section 2.03
Copyrights	Section 1.01(a)
D&O Insurance	Section 7.03(c)
Effective Time	Section 2.01(c)
End Time	Section 10.01(b)(i)
ESPP	Section 2.06
FDA	Section 4.24(a)
FCPA	Section 4.12(b)
Final Offering Period	Section 2.06
Financial Advisor	Section 4.21
Indemnified Person	Section 7.03(a)
Intervening Event	Section 6.04(b)(ii)
Lease	Section 4.14(b)
Leased Real Property	Section 4.14(b)
Licensed Intellectual Property Rights	Section 1.01(a)
Licensed Registered Intellectual Property Rights	Section 1.01(a)
Material Contracts	Section 4.20(a)(xv)
Merger	Section 2.01(a)
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
Owned Registered Intellectual Property Rights	Section 1.01(a)
Parent	Preamble
Parent Benefit Plans	Section 7.04(b)
Parent Related Parties	Section 1.01(a)
Patents	Section 1.01(a)
Paying Agent	Section 2.03(a)
Preferred Stock	Section 4.05
Privacy Notices	Section 4.16(b)
Registered Intellectual Property Rights	Section 1.01(a)
Related Party	Section 4.25
Reverse Termination Fee	Section 11.04(b)(iii)

Term	Section
Sanctions	Section 4.12(b)
Shares	Section 2.02(a)
Specified Persons	Section 6.04(a)
Superior Proposal	Section 6.04(e)
Surviving Corporation	Section 2.01(a)
Tail Policy	Section 7.03(c)
Trademarks	Section 1.01(a)
UK Bribery Act	Section 4.12(b)
Uncertificated Shares	Section 2.02(a)
Voting Agreements	Recitals
WEEE Directive	Section 4.19

SECTION 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Documents or other information or materials will be deemed to have been “made available” (or words of similar import) by the Company if such documents, information or materials have been, at any time least 24 hours prior to the execution and delivery of this Agreement, (i) posted and available to Parent and its Representatives in the virtual data room managed by the Company at www.rrdvenue.com, and remain in such virtual data room at all times from the time posted through the Closing; or (ii) filed with or furnished to the SEC and available on EDGAR.

ARTICLE 2

THE MERGER

SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9 the closing of the Merger (the “Closing”) shall take place in Palo Alto, California at the offices of Covington & Burling LLP, 5 Palo Alto Square, 10th Floor, Palo Alto, CA 94306-2112 as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Parent and the Company may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(c) At the Closing, the Company and Merger Subsidiary shall execute and file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware Law and shall make all other filings or recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as such certificate of merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties in writing and specified in such certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under this Agreement and the Delaware Law.

SECTION 2.02. Conversion of Shares. At the Effective Time, without any action on the part of Parent, Merger Subsidiary or the Company:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock” or the “Shares,” and each, a “Share”) immediately prior to the Effective Time shall be converted into the right to receive $8.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, each certificate formerly representing any Shares (each, a “Certificate”) or any book-entry shares which immediately prior to the Effective Time represented Shares (each, an “Uncertificated Share”) shall automatically be canceled and retired and all Shares represented thereby shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03.

(b) Each Share held by the Company as treasury stock or otherwise owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time, if any, shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)). From and after the Effective Time, all certificates representing shares of common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) the Certificates and (ii) the Uncertificated Shares. On the Closing Date, Parent or one of its Affiliates shall deliver, or cause to be delivered to, the Paying Agent, as needed, the aggregate Merger Consideration payable in respect of all the Shares of the Company represented by the Certificates and the Uncertificated Shares in accordance with this Agreement (such cash, the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the Merger Consideration (including on account of any Merger Consideration returned to Parent pursuant to Section 2.03(g)), Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount equal to the deficiency required to make such payments. The Consideration Fund shall not be used for any other purpose. Promptly after the Effective Time (and in any event within five Business Days), Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time a letter of transmittal and instructions (which shall be in customary form and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate (or such other materials as contemplated in Section 2.09), together with a properly completed and validly executed letter of transmittal and such other documents as may be reasonably requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by such Certificate or for each such Uncertificated Share. Until so surrendered or transferred, as the case may be, and subject to the terms of Section 2.04, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or shall accrue on the cash payable upon the surrender or transfer of any Certificate or Uncertificated Shares.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not payable.

(d) Until disbursed in accordance with this Agreement, the cash in the Consideration Fund will be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be short-term obligations of or fully guaranteed by the United States or backed by the full faith and credit of the United States with a maturity of no more than 30 days. No losses with respect to any investments of the Consideration Fund will affect the amounts payable to the holders of Certificates or Uncertificated Shares under this Agreement. Any earnings, interest or other income from investment of the Consideration Fund shall be the sole and exclusive property of Parent and shall be paid as Parent directs.

(e) From and after the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) Any portion of the Consideration Fund (and any earnings, interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or similar laws), as general creditors thereof, for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares shall, immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Authority, become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

(h) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Uncertificated Shares.

SECTION 2.04. Dissenting Shares. Notwithstanding Section 2.02 or any other provision of this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.02(b) or Section 2.02(c)) and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for its Shares in accordance with Section 262 of the Delaware Law and who has otherwise complied with all applicable provisions of Section 262 of the Delaware Law shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by Section 262 of the Delaware Law, unless such holder fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the Delaware Law, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the Delaware Law. If, after the Effective Time, such holder fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the Delaware Law, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the Delaware Law, such Shares shall be treated as if they had been converted pursuant to Section 2.02(a) as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration in accordance with Section 2.03 upon surrender of such Certificate formerly representing such Share or transfer of such Uncertificated Share, as the case may be. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares, any waiver or withdrawal of any such demand, and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the right to participate in and, following the Effective Time, to direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, offer to settle or settle any such demands, or agree to do any of the foregoing.

SECTION 2.05. Company Stock Options and Company RSUs. (a) At or immediately prior to the Effective Time, each option to acquire Shares granted or issued pursuant to any Employee Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested (collectively, the “Company Stock Options”), shall be, by virtue of the Merger and without any action on the part of the holder thereof, canceled and converted into the right to receive, at or promptly after the Effective Time, solely an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable per Share exercise price of such canceled Company Stock Option multiplied by (ii) the aggregate number of Shares subject to such Company Stock Option immediately prior to the Effective Time. For the avoidance of doubt, if the per Share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled as of the Effective Time without payment therefor and shall have no further force or effect. Holders of unvested Company Stock Options shall be afforded an opportunity to exercise such Company Stock Options prior to, and contingent upon the consummation of the transactions contemplated by this Agreement. At or immediately prior to the Effective Time, each restricted stock unit granted or issued pursuant to any Employee Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall be, by virtue of the Merger and without any action on the part of the holder thereof, canceled and converted into the right to receive, at or promptly after the Effective Time, solely an amount in cash equal to the product of (i) the Merger Consideration multiplied by (ii) (A) for Company RSUs subject to time-based vesting, the total number of Shares subject to such Company RSU immediately prior to the Effective Time; and (B) for any other Company RSUs, the number of Shares that would be payable if such Company RSU was vested at target performance.

(b) At or immediately prior to the Effective Time, each restricted Share granted or issued pursuant to any Employee Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Shares” and, together with Company Stock Options and Company RSUs, “Company Stock Awards”) shall be, by virtue of the Merger and without any action on the part of the holder thereof, converted into the right to receive, at or promptly after the Effective Time, solely an amount in cash equal to the Merger Consideration.

(c) Prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall take all actions necessary or appropriate to effectuate the treatment of Company Stock Awards as contemplated in this Section 2.05 (including obtaining any required consents from holders of Company Stock Awards) and to terminate any equity incentive plans maintained or sponsored by the Company.

SECTION 2.06. Employee Stock Purchase Plan. The Company shall take all actions necessary to terminate its 2010 Employee Stock Purchase Plan (the “ESPP”) and all outstanding rights thereunder (including providing requisite notice to participants in the ESPP pursuant to the terms of the ESPP) no later than as of immediately prior to the Effective Time, contingent upon the consummation of the transactions contemplated by this Agreement; provided that, from and after the date of this Agreement, the Company shall take all actions necessary to ensure that (i) no new participants are permitted to participate in the ESPP and that participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) except for any offering or purchase period under the ESPP that is in effect on the date of this Agreement (the “Final Offering Period”), no new offering or purchase period shall be authorized, continued or commenced following the date of this Agreement, and (iii) both the maximum number of shares that a participant in the ESPP can purchase and the total number of share available under the ESPP cannot be increased. Unless otherwise agreed to by Company and Parent, the Final Offering Period shall terminate no later than as of immediately following the next scheduled purchase date (to occur on March 1, 2019), and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on such termination date with respect to any then-outstanding purchase rights. Notwithstanding anything to the contrary herein, (A) all amounts allocated to each participant’s account under the ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole Shares under the terms of the ESPP for such offering period, which Shares shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.02(a), and (B) as promptly as practicable following the purchase of Shares in accordance with the foregoing clause (A), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

SECTION 2.07. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Shares (or securities convertible into, or exchangeable or exercisable for, Shares) shall have been changed into a different number of shares or into a different class (including by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or similar transaction, or stock dividend or distribution thereon with a record date during such period, but excluding any change that results from any issuance of Shares permitted by Section 6.01(c)), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change. Nothing in this Section 2.07 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 2.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement (including the Merger Consideration or payments pursuant to Section 2.04 or Section 2.05) any amount that is required to be deducted and withheld with respect to the making of such payment under applicable Tax law. Any amount that the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, so deducts or withholds and pays over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

A RTICLE 3

THE SURVIVING CORPORATION

SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the Delaware Law, except that the name of the Surviving Corporation may be changed to a name to be specified by Parent.

SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Subsidiary’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and Applicable Law.

SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with certificate of incorporation and bylaws of the Surviving Corporation and Applicable Law, the directors and officers of Merger Subsidiary at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (i) as disclosed in any Company SEC Documents filed with the SEC on or after January 1, 2018, and prior to the date of this Agreement (but only to the extent that it is reasonably apparent from such disclosure in the Company 10-K that it is applicable to one or more specified Sections of the Company Disclosure Schedule, and excluding any disclosures set forth under the headings “Forward-Looking Statements and Market Data,” “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk” or any similar section and any disclosures under such headings that are predictive, cautionary or forward-looking in nature); provided that this clause (i) shall not apply to Section 4.02 (Corporate Authorization), Section 4.04 (Non-contravention), Section 4.05(Capitalization), Section 4.10(Absence of Changes), Section 4.22 (Opinion of Financial Advisor) or Section 4.23 (Antitakeover Statutes) or (ii) as set forth in the correspondingly numbered Section of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent a true, correct and complete copy of the certificate of incorporation (including any certificates of designation), bylaws or like organizational documents, each as in effect (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. The Company is not in violation of any of the provisions of its Charter Documents. No Subsidiary of the Company is in violation of any of the provisions of its Charter Documents, except for those violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION  4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for any approval required as a result of an inaccuracy of the representations of Parent and Merger Subsidiary set forth in Section 5.07 and for the Company Stockholder Approval (as defined below), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement or approve or consummate the transactions contemplated hereby (including the Merger), except for any approval required as a result of an inaccuracy of the representations of Parent and Merger Subsidiary set forth in Section 5.07. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by each of Parent and Merger Subsidiary, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the Delaware Law, and (iii) resolved, subject to Section 6.04(b), to recommend the approval and adoption of this Agreement and the Merger by the stockholders of the Company (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by, Permit from or filing by or with any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of any Antitrust Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act any other applicable U.S. state or federal securities laws and the rules and requirements of Nasdaq and (iv) any actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.04. Non-contravention. Assuming receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any Charter Documents of the Company; (ii) contravene, conflict with or result in any violation or breach of any Charter Documents of the Subsidiaries of the Company, (iii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law by the Company or any of its Subsidiaries, except for any approval required as a result of an inaccuracy of the representations of Parent and Merger Subsidiary set forth in Section 5.07, (iv) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Material Contract or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii), (iii), (iv) and (v), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.05. Capitalization. (a) The authorized capital stock of the Company consists solely of (i) 1,000,000,000 shares of Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”). As of 5:00 p.m., Pacific time, on October 30, 2018 (such date and time, the “Capitalization Date”), there were outstanding (A) 148,901,892 shares of Common Stock, (B) no shares of Preferred Stock, (C) 38,835,378 shares of Common Stock reserved under the Employee Plans (excluding shares of Common Stock subject to issuance under the ESPP), of which there were outstanding 26,930,553 shares of Common Stock subject to issuance upon exercise of outstanding Company Stock Options (which have a weighted average exercise price of $5.5892 and 18,861,777 of which are currently exercisable), (D) 957,181 shares of Common Stock subject to issuance upon settlement of Company RSUs, and (E) 1,952,507 shares of Common Stock reserved for issuance under the ESPP.

(b) All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Employee Plan or Company Security will be, when issued in accordance with the respective terms thereof and in compliance with the terms of this Agreement, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05(b) of the Company Disclosure Schedule contains a complete and correct list, as of October 30, 2018, of each outstanding Company Stock Award, including the holder, type of award (if applicable), date of grant, exercise price (if applicable), expiration date (if applicable), vesting schedule (including whether vesting accelerates on specified “change in control” transactions), any early exercise or other special terms and the number of Shares subject thereto. Each Company Stock Award has been granted in compliance in all material respects with all applicable securities laws or exemptions therefrom and all requirements set forth in the applicable Employee Plan and applicable award agreements. The treatment of Company Stock Awards under this Agreement complies in all material respects with the terms of the applicable Employee Plan and applicable award agreements.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 resulting from the exercise of Company Stock Options outstanding on such date in accordance with the terms thereof on such date, the issuance of Shares pursuant to the vesting of Company RSUs outstanding on such date in accordance with the terms thereof on such date and the purchase of Shares pursuant to the ESPP in accordance with its terms as in effect on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, the Company, (ii) securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv), including, for the avoidance of doubt, the Shares, being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract with respect to the voting, registration or transfer of any Company Securities.

(d) Except as set forth in this Section 4.05, none of the Shares or any Company Securities are owned by any Subsidiary of the Company.

SECTION 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly incorporated or formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all Permits required to carry on its business in the places and in the manner as now conducted, except for those failures to be in good standing and Permits the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is identified in Section 4.06(a) of the Company Disclosure Schedule. Section 4.06(a) of the Company Disclosure Schedule also includes the jurisdiction of incorporation or formation of each Subsidiary of the Company.

(b) All of the outstanding shares, capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid up and non-assessable and free of preemptive rights and are owned beneficially and legally, and solely, by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such share, capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares, capital stock or other voting securities of, or ownership or economic interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares, capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any shares, capital stock or other voting securities of, or ownership or economic interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share, capital stock or other voting security of, or ownership interest in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the shares, capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any shares, capital stock or other voting securities of, or ownership interests in any Person. Neither the Company nor any of its Subsidiaries have declared, made or paid any dividends or distributions. No shares, capital stock or other voting securities of the Subsidiaries of the Company have been issued and no transfer of any such shares has been registered (where applicable), except in accordance with all Applicable Laws and the constitutional documents of the relevant Subsidiary of the Company.

SECTION 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company has made available to Parent true, correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, including all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments all written responses of the Company thereto. To the Company’s Knowledge, as of the date of this Agreement, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC. No Subsidiary of the Company is, or at any time has been, required to file any reports, schedules, forms, statements or other documents with the SEC.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and its Subsidiaries have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. Such disclosure controls and procedures are reasonably designed to ensure (i) all information required to be disclosed by the Company, including its consolidated Subsidiaries, in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required under the 1934 Act with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) that is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s auditors has identified or has been made aware of (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information that has not been adequately remedied and (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal controls.

(g) Section 4.07(g) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K) that existed or were effected by the Company or its Subsidiaries since January 1, 2015.

(h) The Company has complied with and is in compliance in all material respects with all applicable listing and corporate governance rules, regulations and requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(i) Since January 1, 2015, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct as of their respective dates.

(j) There are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person (other than the Company and its Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K.

SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (i) as of their respective dates of filing with the SEC complied as to form in all material respects with the rules and regulations of the SEC with respect thereto, (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements which are not material in the aggregate) and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except as may be expressly indicated in the notes thereto). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP or International Financial Reporting Standards, where and as applicable.

SECTION 4.09. Disclosure Documents. (a) At the time the proxy statement to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Notwithstanding the foregoing in this Section 4.09, the Company makes no representation with respect to statements made or incorporated by reference in the Company Proxy Statement based on information supplied by or on behalf of Parent or Merger Subsidiary for inclusion or incorporation by reference therein.

SECTION 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date through to the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, circumstance, change, occurrence, development, condition or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the date of the Company Interim Balance Sheet until the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01, other than with respect to the following subsections: Section 6.01(c), Section 6.01(d), Section 6.01(k)(i), Section 6.01(l)(i)(A), Section 6.01(l)(i)(B), Section 6.01(l)(i)(C) as it relates to actions taken under Section 6.01(l)(v), Section 6.01(l)(ii) as it relates to actions taken under Section 6.01(l)(v), Section 6.01(l)(v) and, as it applies to the foregoing subsections, Section 6.01(w).

SECTION 4.11. No Undisclosed Liabilities. As of the date of this Agreement, there are no liabilities or obligations of the Company or any of its Subsidiaries of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than: (i) liabilities or obligations disclosed and reserved for in the Company Interim Balance Sheet or in the notes thereto, (ii) liabilities or obligations arising out of or in connection with this Agreement and the transactions contemplated hereby; and (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Interim Balance Sheet that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.12. Compliance with Laws, Permits and Court Orders. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2015 has been, in compliance with all Applicable Laws. Since January 1, 2015, the Company has not been threatened to be charged with or given written or, to the Knowledge of the Company, oral notice of any material violation of, and to the Knowledge of the Company is not under investigation by any Governmental Authority with respect to any material violation of, any Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) During the past five years, none of the Company, any of its Subsidiaries, or any of their respective directors, officers, or to the Company’s knowledge, consultants, agents or other Persons acting for or on their behalf has taken any action that would result in a violation by such Person of (i) the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), the Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”) or any other anti-corruption or anti-bribery Applicable Law, (ii) any economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, Her Majesty’s Treasury or any applicable prohibited party list maintained by any U.S. government agency, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”) and (iii) any applicable export controls laws. Since January 1, 2015, the Company has conducted its businesses in compliance with the FCPA (and any state or foreign equivalents), the UK Bribery Act, any other anti-corruption Applicable Law, Sanctions and applicable export controls laws.

(c) None of the Company, any of its Subsidiaries or any of their respective directors, officers, consultants, agents or other Persons acting for or on their behalf is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or region that is the subject of Sanctions.

(d) The Company and its Subsidiaries hold all material Permits necessary to conduct their respective businesses in the places and in such manner in which such businesses are currently being conducted. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) such Permits are valid and in full force and effect and are not subject to any pending or threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit, (ii) the Company and each of its Subsidiaries are in compliance with the terms and requirements of such Permits, (iii) the Company and each of its Subsidiaries is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Permit and (iv) none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(e) There is, and since January 1, 2015, the Company and each of its Subsidiaries has been in material compliance with the terms of any Government Contract or Government Bid. There is, and since January 1, 2015, has been, no pending or threatened audits or investigations by any Governmental Authority arising under or relating to a Government Contract or Government Bid. Since January 1, 2015, none of the Company, any of its Subsidiaries or any of their respective Principals (as the term is defined under 48 C.F.R. 2.101) has been debarred, suspended, or proposed for suspension or debarment or otherwise excluded from participation in the award of any Government Contract.

SECTION 4.13. Litigation. As of the date of this Agreement, there is no material Action pending against, or, to the Knowledge of the Company, threatened against, the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any present or former officer or director of the Company or any of its Subsidiaries in their capacities as such, or any Employee Plan (or any fiduciary thereof) or any Person for whom the Company or any of its Subsidiaries may, to the Knowledge of the Company, pursuant to contract or applicable Law, be liable before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator.

SECTION 4.14. Properties. (a) The Company and its Subsidiaries have good title to, or good and valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and in compliance with this Agreement, in each case free and clear of all Liens (other than Permitted Liens). Except has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the properties and assets owned or leased by the Company and its Subsidiaries constitute all of the properties and assets necessary for and used in the conduct of their respective businesses in the places and in such manner in which such businesses are currently being conducted. Neither the Company nor any of its Subsidiaries owns or has ever owned any interest in real property.

(b) (i) Each lease, sublease, license or other use or occupancy agreement (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise uses or occupies any real property (whether as lessor or lessee) is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, is in default under the provisions of such Lease and no event has occurred that and is continuing that with notice or lapse of time, or both, would constitute a default, in each case except for those defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.14(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of all Leases to which the Company or any of its Subsidiaries is a party, including all amendments, extensions, renewals and guarantees with respect thereto, in each case identifying the parties thereto, and the address of the real property associated with such Lease (such property, together with all rights, title and interest of the Company or any Subsidiary in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”). The Company has made available to Parent (in each case, together with all amendments, modifications, supplements, waivers or other changes thereto) complete and correct copies of all Leases. The performance by the Company of this Agreement and the transactions contemplated hereby will not result in the termination of, or in any increase of any material amounts payable under, any Lease or any material rights under any Lease or will require the consent or approval from any party to any such Lease other than the Company. With respect to any Leased Real Property, the Company and any of its Subsidiaries enjoys peaceful and undisturbed possession of the Leased Real Property.

(c) The equipment and tangible personal property owned, leased, licensed or otherwise used or held for use by the Company or any of its Subsidiaries have no material defects. To the Company’s Knowledge, all improvements and other equipment used in connection with the business of the Company and its Subsidiaries is located entirely on the Leased Real Property, except for improvements and equipment which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company or any of its Subsidiaries has received any notice of any pending or threatened condemnation Action with respect to any of the real property it leases, licenses or otherwise occupies. Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, no Person leases, subleases, licenses or otherwise has the right to use or occupy any of the Leased Real Property other than the Company or any Subsidiary of the Company.

SECTION 4.15. Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a true, correct and complete list of all the Owned Registered Intellectual Property Rights and material Licensed Registered Intellectual Property Rights, specifying as to each such item, as applicable, (i) whether such item is an Owned Registered Intellectual Property Right or a Licensed Registered Intellectual Property Right, (ii) the owner (and, if any, joint owners; and for any jointly owned item, the Contract pursuant to which such item was invented or otherwise developed) thereof, (iii) the jurisdiction (foreign and domestic) in which such item is issued or registered or in which any application for issuance or registration has been filed, (iv) the respective issuance, registration, or application number of such item, (v) the date of application and issuance or registration of such item and (vi) in the case of each of such item that is a Licensed Registered Intellectual Property Right, the applicable Contract pursuant to which the Company or any of its Subsidiaries receives its rights from Third Party licensor(s) to such Licensed Registered Intellectual Property Right.

(b) (i) The Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien; (ii) the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, together, constitute all of the Intellectual Property Rights necessary to, or used or held for, or used in, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries described in the Company SEC Documents; (iii) there exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights or, to the Knowledge of the Company, Licensed Intellectual Property Rights; and (iv) the consummation of the transactions contemplated by this Agreement will not (A) alter, encumber, impair or extinguish any Owned Intellectual Property Right or, Licensed Intellectual Property Rights, (B) impair the right of Parent to develop, use, sell, license or dispose of, or to bring any Action for the infringement of, any Owned Intellectual Property Right or Licensed Intellectual Property Rights, that Parent had immediately prior to such consummation, in the case of clauses (A) and (B) above, whether through the operation of any Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound or otherwise, or (C) grant any right (license, covenant not to sue or otherwise) to a Third Party under any of the Intellectual Property Rights owned by or licensed to Parent or its Affiliates (other than the Company and its Subsidiaries).

(c) To the Knowledge of the Company, (i) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used in any respect to create, in whole or in part, any Owned Intellectual Property Rights or Licensed Intellectual Property Rights that is Key IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or educational institution obtaining ownership of, or use rights to, such Owned Intellectual Property Rights or Licensed Intellectual Property Rights, and does not require or otherwise obligate the Company or any of its Subsidiaries to grant or offer to any such Governmental Authority or educational institution any license or other right to such Owned Intellectual Property Rights or

Licensed Intellectual Property Rights and (ii) no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who contributed to the creation or development of the Owned Intellectual Property Rights that is Key IP performed services related to the Company’s business as presently conducted for a Governmental Authority or any university, college, research institute or other educational institution during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries. As it relates to any (A) Owned Intellectual Property Rights and (B) to the Knowledge of the Company, Licensed Intellectual Property Rights, in the case of clauses (A) and (B) above, in which the United States Government has rights, the Company or its licensor(s) has taken all necessary steps to comply with the Bayh-Dole Act (35 U.S.C. §§ 200-212) and any regulations related thereto, including making all necessary disclosures to the relevant funding agencies and complying with the domestic manufacturing requirement as set forth in 35 U.S.C. § 204.

(d) To the Knowledge of the Company, none of the Company or any of its Subsidiaries has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person in any material respect. There is no Action pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries or affecting the conduct of the respective businesses of the Company or any of its Subsidiaries as presently conducted (including the research, development, manufacture, marketing, promotion, offering for sale, sale or other commercialization, shipment, import, export or distribution, as applicable, of any Key Products) (i) based upon, or challenging or seeking to deny or restrict, any right of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights, (ii) alleging that any of the Owned Intellectual Property Rights are invalid or unenforceable, (iii) alleging that the use of any of the Owned Intellectual Property Rights or manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe, contribute to the infringement of, or otherwise violate any Intellectual Property Right of any Person or (iv) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person, including in connection with an offer to grant a license or other rights to the Company or any of its Subsidiaries under such Intellectual Property Rights of such other Person.

(e) To the Knowledge of the Company, the operation of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of another Person.

(f) None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part by a court or administrative agency, or in the case of pending Patent applications included in the Owned Intellectual Property Rights, have been the subject of a final and unappealable finding of unpatentability. All issued Patents, registered Trademarks and registered Copyrights included in the Owned Intellectual Property Rights are, to the Knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects.

(g) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any of the Owned Intellectual Property Right or material Licensed Intellectual Property Right for the commercial manufacture, use, sale, offer for sale or importation any product or service, which Licensed Intellectual Property right the Company or its Subsidiary has the first right to bring an enforcement action with respect to such infringement, misappropriation or violation.

(h) The Company and its Subsidiaries have taken commercially reasonable actions in accordance with current practice of the industry in which the Company and its Subsidiaries operate to maintain the confidentiality of all material Intellectual Property Rights of the Company or any of its Subsidiaries (including any Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries), the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property Rights have been disclosed other than pursuant to written confidentiality agreements or other confidentiality obligations that protect such Intellectual Property Rights, or as required by Applicable Law or in accordance with current practice of the industry in which the Company and its Subsidiaries operate.

(i) To the extent that any material Intellectual Property Right has been developed or created by a Third Party (including any current or former officer, director, employee, independent contractor or consultant of the Company or any of its Subsidiaries) for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written agreement with such Third Party with respect thereto pursuant to which such Person has agreed to hold such Intellectual Property Right in confidence, and the Company or one of its Subsidiaries thereby either (i) has obtained exclusive ownership of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted, under such Intellectual Property Right.

(j) Section 4.15(j) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each Contract pursuant to which Company or its Subsidiaries has granted or is obligated to grant to any Third Party any material license or other right (including (i) any assignment or (ii) covenant not to sue, (iii) license to make, use, sell, offer for sell or import any product or service, and (iv) as part of patent pool, standards-setting body, trade association or other organization) under any (a) Key IP or (b) other Intellectual Property Rights that are material to the business of the Company (each, a “Company Outbound License”), in each case, other than any Contract granting (I) non-material, non-exclusive licenses entered into in the ordinary course of business consistent with past practice of the Company, (II) licenses or other rights (A) under Intellectual Property Rights or (B) for fields of use, in each case, that do not cover the Key Products, (III) licenses, covenants not to sue, and similar rights (other than ownership) granted solely for the purpose of permitting the performance by a Third Party of its obligations to, for or on behalf of Company or its Subsidiaries, or (IV) customary licenses or other rights (other than ownership) granted to a Third Party under Intellectual Property Rights constituting modifications to the background Intellectual Property Rights of such Third Party created or otherwise developed in the course of the performance of activities under material transfer agreements and other similar Contracts entered into in the ordinary course of the business consistent with past practice of Company or its Subsidiaries; provided that, Company and its Subsidiaries retain rights with respect to such created or developed Intellectual Property Rights necessary to, or that claim or cover the Key Products or their use.

SECTION 4.16. IT Systems; Privacy and Data Security. (a) The Company and each of its Subsidiaries complies, and has complied since January 1, 2015, in all material respects, with all Privacy and Information Security Requirements and material contractual requirements pertaining to Personal Information. Neither the Company nor any of its Subsidiaries has, to the Knowledge of the Company, received written notice of any complaint, investigation, or other inquiry from any Governmental Authority with jurisdiction since January 1, 2015, regarding any actual or suspected material violation of, or material failure to comply with, any Privacy and Information Security Requirement by the Company or any of its Subsidiaries. To the Knowledge of the Company, there is not currently pending and there has not been since January 1, 2015, any Action against the Company or any of its Subsidiaries alleging any material violation of, or material failure to comply with, any Privacy and Information Security Requirement by the Company or any of its Subsidiaries.

(b) At all times since January 1, 2015, the Company and each of its Subsidiaries has provided reasonable and accurate notice of the Company and its Subsidiaries’ privacy and personal data collection and use policies on its websites and otherwise as required for compliance in all material respects with Applicable Law. The Company has made available to Parent copies of all of the current privacy and personal data collection and use policies on its websites and any other current public-facing privacy notices or disclosures of the Company and its Subsidiaries as of the date of this Agreement (collectively, “Privacy Notices”).

(c) Since January 1, 2015, to the Knowledge of the Company, no Person has, or is reasonably suspected by the Company to have, gained unauthorized access to any Personal Information or other confidential information that the Company or any of its Subsidiaries has a legal obligation to protect, or gained unauthorized access to, or unauthorized acquisition of, any such Personal Information or other confidential information, in each case as has required notification to any Third Party under any Applicable Law.

(d) The transactions to be consummated hereunder as of the Closing will not cause or constitute a material breach or violation by the Company or any of its Subsidiaries of any Applicable Law relating to privacy or any Privacy Notice.

(e) The Company and each of its Subsidiaries maintains commercially reasonable organizational, administrative, physical and technical safeguards to (i) secure IT Assets in their possession and control that maintain any Personal Information and other confidential information of the Company and its Subsidiaries thereon from unauthorized access, acquisition, interruption, alteration, modification, use or other processing; (ii) defend against or otherwise address or mitigate denial of service attacks, distributed denial of service attacks, hacking attempts and like attacks and activities directed to such IT Assets by any other Person; and (iii) support the operation of such IT Assets, including employing commercially reasonable business continuity and disaster recovery measures except, in the case of any of (i), (ii), or (iii), for any failure to maintain such safeguards as would not be material to the Company and its Subsidiaries, taken as a whole.

(f) To the Knowledge of the Company, the IT Assets within the Company’s possession and control contain no code (including what are sometimes referred to as “viruses”, “worms”, “time bombs” or “back doors”) designed to materially and significantly disrupt, disable, harm, distort or otherwise impede the legitimate operation of such IT Assets that has not been removed or reasonably mitigated, except as would not be material to the Company and its Subsidiaries, taken as a whole.

SECTION 4.17. Taxes. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been timely filed in accordance with all Applicable Law. All such Tax Returns are true, correct and complete in all material respects.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have timely paid all Taxes due and payable, or, where payment is not yet due, have established in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. The Company has made available to Parent all federal and state, but not with any non-U.S. or local, income, franchise and similar Tax Returns of each of the Company and its Subsidiaries for taxable years 2013 through 2017, in each case ending on December 31, filed with the United States Internal Revenue Service, any United States State Taxing Authority or any foreign Taxing Authority.

(c) The Company and each of its Subsidiaries have properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes required to be withheld from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Action now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Return.

(e) No deficiency of material Taxes in respect of the Company or any of its Subsidiaries has been asserted in writing as a result of any audit or examination by any Taxing Authority that remains outstanding.

(f) No extension or waiver of the statute of limitations with respect to the time to assess material Taxes of the Company or any of its Subsidiaries has been granted that remains in effect, and no written request for such extension or waiver is outstanding.

(g) Neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code or any corresponding or similar provision of state, local or foreign Applicable Law since January 1, 2013.

(h) Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “reportable transaction” within the meaning of Treas. Reg. Section 1.6011-4 or any similar provision of state or foreign law.

(i) Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Applicable Law.

(j) The Company is not nor has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(k) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law) or as transferee or successor; or (iii) has any liability or potential liability to another Person under any Tax Sharing Agreement.

(l) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or foreign income tax purposes.

(m) No material written claim has been made by any Taxing Authority in a jurisdiction in which the Company or its Subsidiaries do not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction that remains outstanding. Section 4.17(m) of the Company Disclosure Schedule contains a complete and correct list of all jurisdictions (foreign, U.S. federal and state) in which the Company and each of its Subsidiaries file income, franchise or similar Tax Returns.

(n) Neither the Company nor any of its Subsidiaries has an office or fixed place of business or, to the Company’s Knowledge, a permanent establishment (within the meaning of any applicable Tax treaty or convention) in a country other than the country in which it is organized. Each Subsidiary of the Company that is a foreign corporation for United States federal income tax purposes has at all times been wholly owned by, and a controlled foreign corporation within the meaning of Section 957 of the Code with respect to, the Company. No Company Subsidiary organized outside the United States is a surrogate foreign corporation within the meaning of Section 7874(a)(2)(B) or (b).

(o) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Closing, (iii) installment sale or open transaction disposition entered into prior to Closing, (iv) prepaid amount received prior to Closing, (v) election under Section 108(i) of the Code or (vi) application of Section 965 of the Code. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(p) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have duly kept and properly maintained all material records for all taxable years still open for audit that such Person is required to keep for Tax purposes under any Applicable Law; (ii) all intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner; (iii) the prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code and any similar provision of state, local or foreign Applicable Law; and (iv) all transactions and other dealings between the Company or any of its Subsidiaries, on the one hand, and a third party have been (and can be demonstrated to have been) conducted on arm’s-length commercial terms.

SECTION 4.18. Employee Benefit Plans; Labor Matters. (a) Section 4.18(a) of the Company Disclosure Schedule lists each material Employee Plan, other than Employment Agreements (i) providing for employment at-will and no change in control benefits or (ii) in a form made available or, except as noted in the sentence that immediately follows this sentence, will furnish or make available no later than 30 days following the date of this Agreement, to Parent. For each material Employee Plan, the Company has furnished or made available to Parent a copy of such plan if reduced to writing (or a description, if such plan is not written) and all material amendments thereto, including a copy of (if applicable) (i) each existing trust agreement, insurance contract, and administrative service agreement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed IRS Forms 5500 for each Employee Plan required to file IRS Forms 5500, (iv) the most recent favorable determination or opinion letter from the IRS, (v) the most recently prepared actuarial reports and financial statements, (vi) all discrimination tests for the three most recent plan years to the extent required with respect to the Employee Plan, (vii) all material documents and correspondence relating thereto received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority since January 1, 2015, and (viii) all current employee handbooks, manuals, policies and procedures that applies to any Company Employee. The Company has furnished or made available as of the date of this Agreement each Employment Agreement and Consulting Agreement that is not terminable at-will or that upon termination of the same could result in liability to the Company. No Employee Plan is sponsored or maintained by a third party professional employer organization.

(b) The Company has made available to Parent each (i) Employment Agreement (other than at-will offer letters with no severance or change in control benefits), and (ii) Consulting Agreement pursuant to which an Independent Contractor is entitled to receive (or is reasonably expected to be entitled to receive) more than $100,000 during any 12-month period. Each current and former Company Employee and Independent Contractor has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company (or a Subsidiary, where applicable), vesting all rights in work product created by the Company Employee or Independent Contractor during such individual’s affiliation with the Company (or a Subsidiary, where applicable), and a copy of each such agreement has previously been made available to Parent. To the Company’s Knowledge, no current Company Employee or Independent Contractor is a party to, or is otherwise bound in any way by, any Contract that in any way may adversely affect or restrict the performance of such Company Employee or Independent Contractor’s duties to the Company or its Subsidiaries.

(c) The Company has made available to Parent a list of all former Company Employees whose employment has been terminated within 90 days preceding the date of this Agreement, including for each such individual: name, site of employment, job title, date of hire, and date of employment loss, termination or layoff, if applicable. To the Company’s Knowledge, no executive officer of the Company intends to terminate his or her employment or services with the Company or its Subsidiaries.

(d) The Company has made available to Parent a true, correct and complete list that sets forth, as of the date of this Agreement, (i) each current Company Employee, including each such individual’s name, employer, title, hire date, location, base salary or wage or commission rate and current annual bonus or incentive opportunity (including performance goals and target and maximum amounts), and whether such individual is in active employment or on leave; and (ii) each current Independent Contractor, including for each such individual: name, location, description of services, consulting or contracting term, consulting or contracting fee, and an indication of whether such individual has entered into a Contract. The employment of each current Company Employee and the services of each current Independent Contractor is terminable at will without compensation or other penalty.

(e) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to ERISA; (ii) a “multiemployer plan” (as defined in Sections 4001(a)(3) or 3(37)(A) of ERISA) that is subject to ERISA; (iii) a pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, in any case, either directly or through any ERISA Affiliate; (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) that is subject to ERISA; (v) a “multiple employer plan” (as defined in Section 413(c) of the Code) that is intended to be qualified under Section 401(a) of the Code; or (vi) any plan, program or arrangement that provides for post-retirement or other post-employment health or welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or similar Applicable Law (i) for which the covered individual pays the full cost of coverage, or (ii) as required by an employment agreement that has been made available to Parent). No Employee Plan is or has ever been, or currently funds or has ever been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.

(f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption, and, to the Knowledge of the Company, no event has occurred since the date of such determination that would adversely affect such qualification.

(g) Each Employee Plan has been established, maintained, funded, and administered in compliance in all material respects with its terms and with all Applicable Law, including ERISA and the Code. No Action (other than routine claims for benefits) is pending against or involves or, to the Company’s Knowledge, is threatened against or threatens to involve, any

Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS and the Department of Labor. There are no controversies pending or, to the Knowledge of the Company, threatened between the Company and its Subsidiaries, on the one hand, and any Company Employees, on the other. No investigation, review, complaint or proceeding by any Governmental Authority or Company Employee with respect to the Company and its Subsidiaries in relation to the employment of any individual is pending or, to the Company’s Knowledge, threatened, nor has the Company or any of its Subsidiaries received any written notice from any Governmental Authority indicating an intention to conduct the same.

(h) No asset of any Employee Plan consists of employer securities (within the meaning of Section 407(d)(1) of ERISA). Each Employee Plan that provides health or life insurance benefits is fully insured by a third party insurance company.

(i) Neither the Company nor any of its ERISA Affiliates nor any of their directors, officers, employees or agents, nor any fiduciary, trustee or administrator of any Employee Plan or trust created under any Employee Plan, has engaged in or been a party to any non-exempt “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA, and to the Company’s Knowledge, no non-exempt “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries in a material amount.

(j) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date.

(k) All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Company Balance Sheet or disclosed in the notes thereto.

(l) Except as provided in Section 4.18(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, to merge, amend or terminate any Employee Plan.

(m) No Employee Plan or other compensation benefit or arrangement, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Sections 280G, 409A, or Section 4999 of the Code.

(n) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there is no, and, to the Knowledge of the Company, there never has been any, organizational campaign, petition or other unionization activity pending, or to the Knowledge of the Company, threatened, seeking recognition of a collective bargaining unit relating to any Company Employee. No Company Employees belong, or have during the period of their engagement by the Company or one of its Subsidiaries belonged, to any trade union or similar body, and no trade union or similar body is recognized by the Company or any of its Subsidiaries. There are no representatives representing all or any Company Employees.

(o) There are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no, and there has never been, any labor strike, slowdown, stoppage, picketing, material interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(p) The Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance in all material respects with all Applicable Laws relating to labor and employment, including, but not limited to, (i) those relating to labor management relations, wages, hours, overtime, mandatory employment-related benefits, employee classification, equal opportunity, discrimination, sexual harassment, disability accommodation, protected leave, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, wage payment, the payment and withholding of Taxes and workers compensation and (ii) the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any comparable foreign, state or local law.

(q) The Company and/or its Subsidiaries have complied with any obligations to inform and consult with Company Employees as required by Applicable Law (to the extent applicable in the jurisdictions in which the relevant Company Employees are employed) or any agreement, arrangement, custom or practice to which the Company and/or its Subsidiaries are subject.

(r) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code satisfies in all material respects the requirements of Section 409A of the Code and has been operated in compliance in all material respects with the terms of such plan and the requirements of Section 409A of the Code, in each case such that no Tax is, has been, or (if administered in accordance with its terms) could be due or payable under Section 409A of the Code. The exercise price of each Company Stock Option is not less than the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant of such Company Stock Option and all such Company Stock Options are exempt from Section 409A of the Code. Each Company Stock Option (now outstanding or previously exercised) intended to qualify as an “incentive stock option” under Section 422 of the Code so qualified at all times prior to the exercise thereof. At all times, the ESPP has qualified as an “employee stock purchase plan” under Section 423 of the Code, and all options to purchase shares under the ESPP (now outstanding or previously exercised or forfeited) have satisfied Applicable Law, including the requirements of Section 423 of the Code.

(s) The Company and its Subsidiaries have properly accrued on the Company Balance Sheet all personal time off owed to Company Employees.

(t) To the Company Knowledge, in the last ten years, (a) no allegations of sexual harassment have been made against any Company Employee who is (i) an executive officer or (ii) at the level of senior vice president or above, and (b) the Company and its Affiliates have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by a Company Employee.

SECTION 4.19. Environmental Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) since January 1, 2015, no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action or review is pending, or to the Knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law, (ii) the Company and its Subsidiaries are and, since January 1, 2015, have been in compliance with all Environmental Laws and all Environmental Permits, (iii) neither the Company nor any of its Subsidiaries has disposed, discharged, spilled, or released any Hazardous Substance at, from, in, on, under, to or about any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, (iv) to the Knowledge of the Company, there are no underground storage tanks that are located on any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, (v) the Company and its Subsidiaries have not assumed or retained by contract or, to the Knowledge of the Company, by operation of law, any liability under Environmental Law or regarding Hazardous Substances, and (vi) the Company is and, since January 1, 2015, has been in compliance with EU Directive 2012/19/EU on Waste Electrical and Electronic Equipment (the “WEEE Directive”) and the applicable requirements of the national laws implementing the WEEE Directive in the EU/EEA Member States, as well as the applicable WEEE legislation of non EU/EEA countries, where the Company, its subsidiaries or representatives have marketed electrical and electronic equipment.

(b) To the Knowledge of the Company, neither the execution of this Agreement by the Company nor the consummation by the Company of the Merger will require any investigation, remediation, mitigation, clean-up or other action with respect to any Hazardous Substance, or any notice to or consent of any Governmental Authority, pursuant to any applicable Environmental Law.

(c) The Company has made available to Parent any Phase I and Phase II site assessment reports and environmental, occupational, health and safety, or industrial hygiene audits, each in the possession of the Company, relating to environmental matters with respect to the Company.

SECTION 4.20. Material Contracts. (a) As of the date of this Agreement, other than Employee Plans (except for those Employee Plans specifically contemplated to be disclosed pursuant to Section 4.20(a)(i) below), neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any (A) Employment Agreement or Consulting Agreement (with the exception of (1) Employment Agreements and Consulting Agreements substantially on the Company’s standard forms and on the Company’s standard forms in all material respect and that are terminable at-will and without liability on the part of the Company and (2) any nondisclosure and assignment-of-rights agreement on substantially on the Company’s standard forms and on the Company’s standard forms in all material respect and that are terminable at-will and without liability on the part of the Company), (B) Contract the terms of which obligate or may in the future obligate the Company or any of its Subsidiaries to make any severance or termination to any Company Employee, or (C) that is a Collective Bargaining Agreement;

(ii) any Contract (A) that creates any partnership, joint venture, strategic alliance, or collaboration arrangement other than in the ordinary course of business consistent with past practices, (B) pursuant to which any material research and development project for any Key Product is conducted or (C) comprises an arrangement similar to a Contract described in (A) or (B) above;

(iii) any Contract (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (A) obtains the right to use, or a covenant not to be sued under, any Key IP or (B) grants the right to use, or a covenant not to be sued under, any Key IP, in each case, other than in the ordinary course of its business consistent with past practice;

(iv) any active Government Contract other than purchase order agreements;

(v) any Contract with sole-source or single-source suppliers of material tangible goods or services or pursuant to which either the Company or any of its Subsidiaries has agreed to purchase a minimum quantity of goods in excess of $100,000 used for any Key Product or has agreed to purchase goods used for any Key Product on an exclusive basis from a Third Party;

(vi) any Contract (A) for the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of the Key Products or (B) that otherwise provides for the purchase or sale of products or services by the Company or any of its Subsidiaries in excess of $100,000;

(vii) any stockholders, investors rights, registration rights, tax receivables or similar or related Contract;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries grants to a Third Party any “most favored nation” or similar preferential pricing provisions, any exclusive dealing arrangement or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right;

(ix) any Contract (excluding Leases) (A) that obligates the Company (together with its Subsidiaries) to make aggregate payments in excess of (x) $100,000 in the current or any future calendar year or (y) $200,000 in the aggregate, (B) related to an acquisition or divestiture of assets that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations) or (C) pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or any other contingent payment obligations of the Company or any of its Subsidiaries, in each case that is not terminable by the Company or its Subsidiaries without penalty without more than 60 days’ notice;

(x) any Contract that provides for indemnification of any current or former officer, director or employee of the Company or any of its Subsidiaries;

(xi) any Contract (A) for the disposition of all or any significant portion of the assets or business of the Company or any of its Subsidiaries or (B) for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Third Party (whether by merger, sale of stock or assets or otherwise), in each case;

(xii) any Contract for indebtedness for borrowed money, any guarantees thereof or the granting of Liens over any material property or assets of the Company or any of its Subsidiaries;

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries made any loan to a Third Party (excluding, for the purpose of clarity, a wholly owned Subsidiary of the Company), except for (1) advances to directors, officers and other employees for travel and other business-related expenses incurred in connection with such person’s role at the Company or one of its Subsidiaries in accordance with the Company’s policies and in the ordinary course of business consistent with past practice, and (2) product loans, leases, evaluation Contracts and the like entered into by the Company or one of its Subsidiaries in the ordinary course of business consistent with past practice;

(xiv) any Contract containing any provision or covenant limiting (1) in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person, or (2) the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(xv) any Contract requiring the Company, or any successor thereto or acquirer thereof, to make any payment to another Person related to, in connection with, or as a result of a change of control of the Company (a “Change of Control Payment”) or that gives a Third Party a right to receive or elect to receive a Change of Control Payment;

(xvi) any Contract that is a Company Outbound License;

(xvii) all Contracts pursuant to which a Third Party supplies the Company with any material component of a Key Product or the Company’s Single Molecule, Real-Time (SMRT®) sequencing technology (or any material component thereof);

(xviii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other Contract that is material to the Company and its Subsidiaries, taken as a whole (it being understood that all such contracts listed in the exhibit index to the Company 10-K need not be listed on Section 4.20(a)(xviii) of the Company Disclosure Schedule); or

(xix) any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries (all Contracts of the type described in this Section 4.20(a) being referred to herein as “Material Contracts”).

(b) The Company has made available to Parent prior to the date of this Agreement a true, correct and complete copy of each Material Contract. Each of the Material Contracts is valid, binding on the Company or the applicable Subsidiary and in full force and effect. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Material Contract, is in breach or violation in any material respect any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would allow any party to a Material Contract to terminate such Material Contract or obtain any material remedy thereunder, and as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted in any material respect under any Material Contract.

SECTION 4.21. Finders’ Fees. Except for Centerview Partners LLC (the “Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with any of the transactions contemplated by this Agreement. The Company has made available to Parent prior to the date of this Agreement a copy of all agreements pursuant to which the Financial Advisor is entitled to any fees, expenses or indemnification in connection with any of the transactions contemplated by this Agreement.

SECTION 4.22. Opinion of Financial Advisor. The Board of Directors has received the opinion of the Financial Advisor, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration to be paid in the Merger to the Company’s stockholders (other than Shares owned by Parent, Merger Subsidiary or by the Company (as treasury stock) or dissenting Shares in accordance with Section 2.04) pursuant to this Agreement, is fair from a financial point of view, to such holders. The Company shall deliver a correct and complete copy of the written opinion of the Financial Advisor to Parent solely for informational purposes promptly after receipt thereof by the Company.

SECTION 4.23. Antitakeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under U.S. state or federal laws (with the exception of Section 203 of the Delaware Law) is applicable to the Company, the Shares, the Merger or the transactions contemplated hereby. The action of the Board of Directors in approving this Agreement, the Voting Agreements and the Merger prior to entry into such agreements, arrangements or understandings is sufficient to render inapplicable to this Agreement, the Voting Agreements, the Merger and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the Delaware Law) as set forth in Section 203 of the Delaware Law, except for any approval required as a result of an inaccuracy of the representations of Parent and Merger Subsidiary set forth in Section 5.07. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any stockholder rights agreement, rights plan, “poison pill” or other similar agreement or plan.

SECTION 4.24. Regulatory. (a) To the Company’s Knowledge, all activities of the Company and its Subsidiaries that are subject to the jurisdiction of the U.S. Food and Drug Administration (the “FDA”) or any comparable Governmental Authority, or subject to the Federal Food, Drug and Cosmetic Act and FDA regulations promulgated thereunder or similar Applicable Law of any foreign jurisdiction have been conducted in compliance in all material respects with all applicable requirements.

(b) Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from FDA or any other Governmental Authority alleging any violation of any legal or regulatory requirement.

(c) All products manufactured by the Company and any of its Subsidiaries are appropriately labeled as “Research Use Only” or RUO pursuant to applicable FDA regulations, and, to the Company’s Knowledge, are promoted, distributed and otherwise commercialized by the Company and its Subsidiaries in a manner consistent with FDA’s Guidance Document titled “Distribution of In Vitro Diagnostics Products Labeled for Research Use Only or Investigational Use Only” (November 25, 2013).

SECTION 4.25. Transactions with Affiliates. No (a) present or former officer or director the Company or any of its Subsidiaries, (b) beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of any class of securities of the Company or any of its Subsidiaries or (c) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any Person described in the foregoing clauses (a) or (b) (each of the foregoing, a “Related Party”) is a party to any actual or proposed transaction, agreement, commitment, arrangement, understanding or Contract with the Company or has engaged in any transaction with the Company or any of its Subsidiaries since January 1, 2015.

SECTION 4.26. Insurance. The Company has delivered or otherwise made available to Parent prior to the date of this Agreement a copy (or summaries) of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such insurance policies are in full force and effect, all premiums thereon have been timely paid or, if not yet due, accrued. As of the date of this Agreement, there is no material claim pending under the Company’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

SECTION 4.27. Exclusivity of Representations and Warranties. (a) The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 5:

(i) None of Parent, Merger Subsidiary or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Subsidiary, their respective Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent or Merger Subsidiary, their respective Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Subsidiary, their respective Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Subsidiary, respective Subsidiaries or any of their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent or Merger Subsidiary in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Subsidiary disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 5, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Parent and Merger Subsidiary represents and warrants to the Company that:

SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the organizational powers of Parent and Merger Subsidiary and have been duly authorized by all necessary organizational action, subject to the approval and adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Subsidiary, following the execution of this Agreement. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement and the Voting Agreement require no action by or filing with respect to Parent or Merger Subsidiary by or with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of any Antitrust Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other U.S. state or federal or any foreign securities laws and the rules and requirements of Nasdaq and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding on Parent or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.05. Disclosure Documents. (a) The information with respect to Parent or any of its Subsidiaries that Parent supplies to the Company specifically for use in the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Notwithstanding the foregoing in this Section 5.05, Parent makes no representation with respect to statements included or incorporated by reference in the Company Proxy Statement based upon information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 5.06. Financing. Parent has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement and to pay all fees and expenses of Parent and Merger Subsidiary pursuant to this Agreement.

SECTION 5.07. Ownership of Company Capital Stock. During the three years prior to the date of this Agreement, none of Parent, Merger Subsidiary or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Subsidiary or any of their Affiliates (a) has “owned” any shares of the Company’s capital stock (including the Shares); or (b) has been an “interested stockholder” (as defined in Section 203 of the Delaware Law).

SECTION 5.08. Exclusivity of Representations and Warranties. (a) Each of Parent and Merger Subsidiary, on behalf of itself and its respective Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 4:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Subsidiary or any of their respective Affiliates or Representatives as having been authorized by the Company, its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) Each of Parent and Merger Subsidiary, on behalf of itself and its respective Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 4, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Merger; (B) in connection with presentations by or discussion with the Company’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

SECTION 6.01. Conduct of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in material compliance with Applicable Law and all Material Contracts. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (i) preserve intact its present business organization (including preserving all assets material to the conduct of its business in good repair and condition), (ii) maintain in effect all of its foreign, federal, state and local Permits that are used in, and material to, the conduct of its business, (iii) keep available the services of its directors, officers, employees and consultants and (iv) maintain the goodwill and existing relationships with its customers, lenders, suppliers and others having significant business relationships with it. Except as expressly permitted by this Agreement, with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed in the cases of clauses (k), (n), (p) or (w) of this Section 6.01 to the extent related to such clauses, and which consent may otherwise be withheld, conditioned or delayed in Parent’s sole discretion), or as set forth in the applicable subsection of Section 6.01 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its Charter Documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares), (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable to the Company or any of its Subsidiaries or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, pledge, dispose of, transfer, encumber, grant, sell or otherwise deliver, or authorize the issuance, pledge, disposal of, transfer, encumbrance, grant, sale or other delivery of, any Company Securities or Company Subsidiary Securities, other than as required under the Deerfield Agreements or the issuance of (A) any Shares upon the exercise of Company Stock Options in accordance with their respective terms, (B) any Shares upon the exercise of purchase rights under the ESPP that are outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement, as modified by actions taken in accordance with this Agreement, and in compliance with the terms of this Agreement, (C) any Shares upon the vesting of any Company RSUs or Company Restricted Shares, in each case in accordance with their respective terms, and (D) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise), except as may be required by Applicable Law or the terms of any Employee Plan, with respect to any Company Stock Awards;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by Section 6.01(d) of the Company Disclosure Schedule;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(f) merge or consolidate the Company or any Subsidiary of the Company with any Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary;

(g) sell, assign, lease, otherwise transfer, abandon, dispose of or permit to lapse, or create or incur any Lien (other than Permitted Liens and Liens pursuant to the Deerfield Agreements) on, any of the Company’s or its Subsidiaries’ assets (including any Owned Intellectual Property Rights or Licensed Intellectual Property Rights), securities, properties, interests or businesses, except in the ordinary course of business consistent with past practice;

(h) (i) extend, grant, amend, waive, cancel, abandon, allow to lapse or modify any rights in or to the Owned Registered Intellectual Property Rights in a manner that would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) fail to diligently prosecute any material Patent application within (A) the Owned Intellectual Property Rights or (B) the Licensed Intellectual Property Rights for which the Company or any of its Subsidiaries controls the prosecution thereof as of the date of this Agreement or (iii) divulge, furnish or make accessible any Owned Intellectual Property Rights or Licensed Intellectual Property Rights, in either case that constitute Trade Secrets the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof, other than in the ordinary course of business consistent with past practice to any Third Party that is subject to an enforceable written agreement or other obligation to maintain the confidentiality of such Trade Secrets;

(i) make any loans, advances or capital contributions to, or investments in, any Third Party, except for advances to directors, officers and other employees for travel and other business-related expenses incurred in connection with such person’s role at the Company or one of its Subsidiaries in accordance with the Company’s policies and in the ordinary course of business consistent with past practice;

(j) create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money, or guarantees thereof (except with respect to obligations of wholly owned Subsidiaries of the Company), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(k) (i) renew, amend or modify in any material respect or terminate any Material Contract or enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement (except the expiration or renewal of any Material Contract in accordance with its terms) or (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract;

(l) (i) with respect to any current or former Service Provider, (A) grant or increase any compensation, bonus, severance, retention, change in control, termination pay, welfare or other benefits to (or amend any existing severance pay or termination arrangement), other than in a manner in compliance with the guidelines set forth on Section 6.01(l) of the Company Disclosure Schedule, (B) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of, any such awards held by any current or former Service Provider, other than in a manner in compliance with the guidelines set forth on Section 6.01(l) of the Company Disclosure Schedule or (C) enter into, establish, adopt, amend or terminate any employment, consulting services, severance, retention, change in control, termination pay, retirement, deferred compensation or other similar agreement or arrangement, except the entry into, establishment or adoption of a consulting services agreement (or similar agreement or arrangement) to replace a terminating or expiring consulting agreement or arrangement on the same or more favorable terms to the Company, (ii) establish, adopt, enter into, amend (except as required by Applicable Law), or become obligated to contribute to any Employee Plan or Collective Bargaining Agreement, other than routine amendments that do not result in materially increased administrative costs, (iii) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider, (iv) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code or (v) hire or engage the services of any individual as a Service Provider, except to fill vacancies (other than at the level of vice president or above) in the ordinary course of business, consistent with past practice, or terminate the service of any Service Provider other than for “cause”;

(m) change the Company’s methods, principles, practices or policies of accounting, in each case except as required by concurrent changes in Applicable Law, GAAP or in Regulation S-X, after consultation with its independent public accountants;

(n) commence, compromise, settle, or offer or propose to settle, (i) any Action (except for immaterial monetary damages or in the ordinary course of business consistent with past practice), (ii) any stockholder Action or dispute against the Company or any of its officers or directors in their capacities as such or (iii) any Action or dispute with a Third Party that relates to the transactions contemplated hereby;

(o) make or change any material Tax election, change any material Tax accounting period, adopt or change any material method of Tax accounting, amend any federal income or other material Tax Returns, enter into any closing agreement with respect to material Taxes, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the statute of limitations period applicable to any material claim or assessment in respect of Taxes;

(p) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(q) assign, transfer, lease, cancel, fail to renew or fail to extend any Permit;

(r) forgive any loans to directors, officers, employees or any of their respective Affiliates;

(s) amend or modify the letter of engagement of the Financial Advisor or engage other advisors or consultants in connection with the transactions contemplated hereby;

(t) pre-pay any long-term indebtedness for borrowed money;

(u) implement any plant closing, relocation or mass layoff of employees that could implicate the WARN Act or any comparable foreign, state or local law;

(v) from the date of this Agreement until August 1, 2019, (A) solicit or enter into or continue any discussions or negotiations or enter into any Contract with, any Third Party, or (B) afford access to any Third Party to the business, properties, assets, books, records or other non-public information of the Company or any of its Subsidiaries to any Third Party, in each case in connection with a transaction of the type set forth on Schedule 6.01(v); or

(w) agree, resolve or commit to do any of the foregoing.

SECTION 6.02. Access to Information. (a) From the date of this Agreement until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent and its Representatives reasonable access during regular business hours upon reasonable advance notice to the offices, properties, assets, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company shall not be required to provide access to or to disclose information where such access or disclosure would (A) violate any of its obligations to third parties with respect to confidentiality agreements, (B) jeopardize the attorney-client privilege or attorney work product immunity or (C) contravene any Applicable Law; provided that the Company has taken reasonable steps to permit inspection of or to disclose such information and to respond in a timely manner to all subsequent queries by Parent and its Representatives based on such information on a basis that does not violate obligations to third parties, compromise the Company’s attorney-client privilege or other attorney work product immunity with respect thereto or contravene applicable law, including for example, pursuant to a “clean room” or “clean team” arrangement. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing or soil, air or groundwater sampling, including any Phase I or Phase II environmental site assessments. No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. The information provided pursuant to this Section 6.02 will be used solely for the purpose of the Merger and the other transactions contemplated by this Agreement, and such information will be kept confidential by Parent and Merger Subsidiary and their respective Representatives in accordance with the terms of the Confidentiality Agreement.

(b) The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by Section 6.02(a). In furtherance of the foregoing, Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

SECTION 6.03. Company Stockholder Meeting. (a) The Company shall take all action necessary to cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing the Company Proxy Statement for the purpose of voting on the approval and adoption of this Agreement and shall comply with all Applicable Laws with respect to such meeting and the solicitation of proxies in connection therewith. The Company shall cause the Company Proxy Statement to be mailed to the stockholders of the Company as of the record date established for the Company Stockholders Meeting as promptly as reasonably practicable thereafter. Unless an Adverse Recommendation Change shall have occurred, the Company shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

(b) Subject to Section 6.04, the Board of Directors shall make the Company Board Recommendation and not effect an Adverse Recommendation Change.

(c) Any adjournment, delay or postponement of the Company Stockholder Meeting shall require the prior written consent of the Parent, except that the Company shall, without obtaining such prior written consent, be permitted to adjourn, delay or postpone the Company Stockholder Meeting (i) if there are not holders of a sufficient number of Shares present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or (ii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law, order or a request from the SEC or its staff, in each case, with respect to (i), on one occasion for no more than 10 Business Days (with the actual number of days selected by the Company following good faith consultation with Parent). Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

SECTION 6.04. No Solicitation; Other Offers. (a) General Prohibitions. The Company, its Subsidiaries and the persons specified on Section 6.04(a) of the Company Disclosure Schedule (such persons, the “Specified Persons”) shall not, and the Company and its Subsidiaries shall not authorize or direct any of its or their other directors, officers, employees, investment bankers, attorneys, accountants, consultants or other agents, auditors, advisors or other representatives to, directly or indirectly, (i) solicit, initiate, propose, seek or take any action for the purpose of the making, submission or announcement of, or knowingly facilitate, assist, induce or encourage the making, submission or announcement of, any proposal that constitutes, or that would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, engage in, participate in or maintain or continue any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate, induce or encourage, any effort by any Third Party concerning an Acquisition Proposal, (iii) (A) fail to make, qualify, withdraw, withhold, amend or modify in a manner adverse to Parent or Merger Subsidiary, or propose publicly to qualify, withdraw, withhold, amend or modify, the Company Board Recommendation, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, (C) publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the 1934 Act (or any substantially similar communication) (it being understood that the Board of Directors (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 6.04), (D) subject to clause (C), following the date on which any Acquisition Proposal or material modification thereto is first made public, fail to issue a press release reaffirming the Company Board Recommendation within five Business Days after a written request by Parent to do so (it being understood that the Company will not be obligated to issue such a press release on more than five occasions) or (E) fail to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s stockholders (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the Delaware Law, (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, or (vi) authorize or commit to do any of the foregoing. It is agreed that (a) any action taken by a Representative of the Company (other than a Specified Person) that is authorized or directed by the Company or any Specified Person or that a Specified Person is made aware of and does not take action to cease and that, if taken by the Company, would constitute a breach of this Section 6.04, will be deemed to constitute a breach by the Company of this Section 6.04; and (b) any action taken by a Specified Person and that, if taken by the Company, would constitute a breach of this Section 6.04, will be deemed to constitute a breach by the Company of this Section 6.04. Notwithstanding anything to the contrary in this Section 6.04, neither (1) the determination in itself by the Board of Directors (or any committee thereof) that an Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal nor (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 6.04(c) will constitute an Adverse Recommendation Change or violate this Section 6.04(a).

(b) Exceptions. Notwithstanding Section 6.04(a), at any time prior to the receipt of the Company Stockholder Approval,

(i) the Company, directly or indirectly through its Representatives, may (A) contact any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.04(a), has made (and not withdrawn) after the date of this Agreement a bona fide, written Acquisition Proposal that was not solicited in breach of this Section 6.04 to the extent necessary to clarify the terms and conditions of such Acquisition Proposal and engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.04(a), has made (and not withdrawn) after the date of this Agreement a bona fide, written Acquisition Proposal that was not solicited in breach of this Section 6.04 and that the Board of Directors (or a committee thereof) reasonably believes in good faith, after consultation with outside legal counsel and a financial advisor, is or would reasonably be expected to lead to a Superior Proposal (as defined below) and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided solely for informational purposes to Parent) with such Third Party on customary terms for transactions of this type; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party or its Representatives; and

(ii) subject to compliance with Section 6.04(d), the Board of Directors (or a committee thereof) may make an Adverse Recommendation Change in response to any positive material change, effect, development, circumstance, condition, event or occurrence that as of the date of this Agreement was not known to the Board of Directors, or the consequences of which (based on facts known to the Board of Directors as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement (an “Intervening Event”); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (A) changes in the financial or securities markets or general economic, political or business conditions in the United States or other jurisdictions in which the Company or any of its Subsidiaries has operations, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (C) changes in GAAP or other applicable accounting rules or (D) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal;

provided that in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

So long as the Board of Directors (or a committee thereof) expressly reaffirms the Company Board Recommendation in such disclosure and public statement (other than in a customary “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act): (i) nothing in this Agreement will prohibit the Company or the Board of Directors (or a committee thereof) from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, in each case in response to a tender offer, but, except as otherwise permitted under this Section 6.04, such disclosure must be limited to: (A) making a “stop, look and listen” communication by the Board of Directors (or a committee thereof) to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the 1934 Act (or any substantially similar communication); (B) an express rejection of any applicable Acquisition Proposal complying with Item 1012(a) of Regulation M-A promulgated under the 1934 Act; or (C) informing any Person of the existence of the provisions contained in this Section 6.04; and (ii) it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Board of Directors (or a committee thereof) that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a qualification, withdrawal, withholding, amendment or modification, or proposal by the Board of Directors (or a committee thereof) to qualify, withdraw, withhold, amend or modify the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) an Adverse Recommendation Change.

(c) Required Notices. The Board of Directors (or a committee thereof) shall not take any of the actions referred to in Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or, to the actual knowledge of the Specified Persons, any of its Representatives) of any Acquisition Proposal or inquiry from any Third Party related to making a potential Acquisition Proposal or if any non-public information that would reasonably be expected by the Company to relate to the making of a potential Acquisition Proposal is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or, to the actual knowledge of the Specified Persons, any of its Representatives in connection with any Acquisition Proposal. The Company shall provide such notice in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed on a prompt basis concerning the status and details of any such Acquisition Proposal (including any amendments thereto), indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent by or provided to the Company or any of its Subsidiaries or any of their respective Representatives that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters). The Company shall provide Parent with at least 24 hours prior notice of any meeting of the Board of Directors (or such lesser notice as is provided to the Board of Directors) at which the Board of Directors is reasonably expected to consider any Acquisition Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.04(c).

(d) Last Look. Further, the Board of Directors (or a committee thereof) shall not make an Adverse Recommendation Change pursuant to Section 6.04(b) (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) if such Adverse Recommendation Change is to be taken in circumstances involving or relating to an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company provides written notice to Parent, at least four Business Days before taking such action of its intention to do so, containing (A) in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, the material terms of such Acquisition Proposal, including the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal or (B) in the case of any action intended to be taken in circumstances not involving or relating to an Acquisition Proposal (including an Intervening Event), a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action and (iii) after the Company or its Representatives negotiates with Parent in good faith, Parent does not make, within four Business Days after its receipt of that written notification, an offer that (1) in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, is at least as favorable to the stockholders of the Company as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new two-Business Day period under this Section 6.04(d)) or (2) in the case of any action intended to be taken in circumstances not involving or relating to an Acquisition Proposal (including an Intervening Event), after receipt of such offer, the Board of Directors (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. The Company agrees that, during any applicable four or two-Business Day period referred to in this Section 6.04(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by this Agreement.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal that was not solicited in breach of this Section 6.04 (with all percentages in the definition of Acquisition Proposal deemed to refer to 50%) on terms that the Board of Directors (or a committee thereof) determines, in good faith, after consultation with a financial advisor and outside legal counsel, are more favorable from a financial point of view to the Company’s stockholders than as provided hereunder (taking into account any revisions proposed by Parent to amend the terms of this Agreement pursuant to Section 6.04(d) or otherwise at the time of such determination and after taking into account those factors and matters deemed relevant in good faith by the Board of Directors (or a committee thereof), including the identity of the Person making the proposal, the likelihood of consummation in accordance with the terms of such proposal and the legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal).

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, shall cause its Subsidiaries to, and shall direct its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal, and shall promptly after the date of this Agreement instruct any such Third Party and its Representatives in possession of confidential information heretofore furnished to such Third Party and its Representatives by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Third Party and its Representatives that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable.

SECTION 6.05. Section 16 Matters. Prior to the Effective Time, the Company and the Board of Directors (or a duly formed committee thereof satisfying the applicable requirements of the 1934 Act) shall take all such steps as may be reasonably required or appropriate to cause any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 6.06. Stock Exchange Delisting; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

SECTION 6.07. Takeover Statutes. The Company and the Board of Directors shall, to the extent permitted by Applicable Law, use their best efforts (a) to take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to any of the transactions contemplated by this Agreement and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement, to grant such approvals and take all actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

SECTION 6.08. Interim Communications by the Company. Prior to making any communications generally disseminated to the employees, customers, lenders, suppliers or other Persons having material business relationships with the Company or its Subsidiaries relating to the transactions contemplated by this Agreement, the Company shall provide Parent with prior written notice of the intended communication sufficiently reasonably in advance of dissemination of such communication so that Parent shall have the reasonable opportunity to review such communication and provide comments, which the Company shall consider in good faith. This Section 6.08 will not apply to communications primarily related to an Acquisition Proposal or Superior Proposal.

SECTION 6.09. Cooperation. On and after the date of this Agreement, the Company shall cooperate with Parent in good faith to identify and retain Key Employees and cooperate, if requested by Parent, to take reasonable steps to attempt to retain such employees. In addition, on and after the date of this Agreement, the Company shall cooperate with Parent to take all actions reasonably requested by the Parent to assist in the transition, job mapping, and onboarding of Company Employees, including, but not limited to, providing information to be used in creating and delivering of offers of employment to Company Employees, encouraging such Company Employees to accept offers of employment with Parent and tracking such acceptances.

SECTION 6.10. Golden Parachute Payments. To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code, the Company shall, prior to the Closing Date, cooperate in good faith with Parent to effect reasonable measures to identify and minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

SECTION 6.11. WARN Act. Not later than the Closing Date, the Company shall provide Parent with a list of employees who have suffered an “employment loss” (as defined in the WARN Act or any similar term defined under comparable foreign, state or local law) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity and facility location.

SECTION 6.12. Employee Plans. Prior to the Effective Time, the Company shall take all actions that may be necessary or appropriate to cause the Employee Plans set forth in Section 6.12 of the Company Disclosure Schedule to terminate as of the date immediately preceding the Closing Date, unless notice is provided to the Company at least 30 days prior to the Effective Time that such Employee Plan shall not be terminated. Upon request by Parent in writing prior to the Closing Date, the Company shall consider in good faith any request by Parent to amend, freeze, terminate or modify any other Employee Plan effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with Applicable Law. The Company shall reasonably cooperate with Parent to provide information relevant to this Section 6.12 regarding Employee Plans. The form and substance of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions set forth in this Section 6.12 shall be subject to the prior review and written approval of Parent (which approval will not be unreasonably withheld, conditioned or delayed) and prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the actions contemplated herein have been effectuated.

SECTION 6.13. Tax Sharing Agreements. Any Tax Sharing Agreement to which the Company or any of its Subsidiaries is party (other than any Tax Sharing Agreement to which only the Company or its Subsidiaries is party) shall be terminated with respect to the Company and each Subsidiary as of the Closing Date and have no further effect thereafter.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

SECTION 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

SECTION 7.02. Voting of Shares. Parent shall vote all Shares beneficially owned or controlled by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

SECTION 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, of whatever nature, in respect of, arising out of or related to such Indemnified Person’s service as a director or officer of the Company in respect of acts or omissions occurring at or prior to the Effective Time (including, for the avoidance of doubt, in connection with the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by the Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, maintain in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability and indemnification of, and advancement of expenses to, Indemnified Persons that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement (it being understood that if any claim is asserted against any individual entitled to the protections of such provisions within such six-year period, then such provisions shall not be modified until the final disposition of such claims).

(c) The Surviving Corporation shall either (i) maintain in effect for a period of six years after the Effective Time, if available, the directors’ and officers’ insurance policies and fiduciary liability insurance policies of the Company (collectively, “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance or “tail” insurance policies with a claims period of six years from the Effective Time, with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date of this Agreement, in each case with respect to any claim related to any period of time at or prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this Section 7.03(c) a premium amount in excess of 300% of the annual premium amount paid by the Company for such insurance in its last full fiscal year prior to the date of this Agreement, which amount is set forth in

Section 7.03(c) of the Company Disclosure Schedule. If such insurance coverage cannot be obtained at an annual premium equal to or less than such amount, the Surviving Corporation will obtain directors’ and officers’ insurance (or “tail” coverage) with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount from an insurance carrier with a comparable credit rating as the Company’s directors’ and officers’ liability insurance carrier as of the date of this Agreement. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 7.03(c), the Company may (or, if the Parent requests, the Company will) purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with a comparable credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the cost for the Tail Policy does not exceed 300% of the annual premium amount paid by the Company for such insurance in its last full fiscal year prior to the date of this Agreement. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any other rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the Delaware Law or any other Applicable Law, or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries and are intended for the benefit of, and shall be enforceable by, such Indemnified Person and such Indemnified Person’s heirs, executors or similar relatives. These rights shall survive consummation of the Merger and shall not be amended in a manner that is adverse to the Indemnified Persons without the prior written consent of the Indemnified Persons affected thereby.

SECTION 7.04. Employee Matters. (a) For the period commencing on the Effective Time and ending on the first anniversary thereof (or, if shorter, during the period of employment), Parent shall, or shall cause the Surviving Corporation to, provide Continuing Employees with (i) an aggregate base salary or base wages and cash target bonus opportunity no less than the aggregate base salary or base wages and cash target bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) benefits (other than any equity or equity-based and change in control or transaction-based compensation or benefits or severance pay or benefits) that are substantially comparable in the aggregate to either (A) those offered to similarly situated employees of Parent or Parent’s Affiliates or (B) those offered by the Company to the Continuing Employees as of immediately prior to the Effective Time, with the determination of the employee benefits under clause (ii) to be made by Parent from time to time in its sole and absolute discretion, based on Parent’s evaluation of the nature and scope of the Continuing Employees’ duties, principal locations, grade level and performance, among other things. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible into, or exchangeable or exercisable for, such shares pursuant to any such plans or arrangements.

(b) With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Parent or any of its Subsidiaries in which any Continuing Employee will participate on or after the Effective Time, but excluding (i) any retiree healthcare or life insurance plans or programs maintained by Parent or any of its Subsidiaries and (ii) any equity compensation arrangement (the “Parent Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to, recognize all service with the Company or any Subsidiary rendered prior to the Effective Time by Continuing Employees who are active Company Employees immediately prior to the Closing, for purposes of vesting and eligibility (but not benefit accrual), to the extent such Continuing Employees otherwise would be eligible to participate or vest under the terms of such Parent Benefit Plans; provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, (i) any retiree medical programs or other retiree welfare benefit programs maintained by Parent or its Affiliates in which any Continuing Employee participates after the Effective Time or (ii) for purposes of early retirement subsidies under any Parent Benefit Plan. In no event shall anything contained in this Section 7.04(b) result in any duplication of benefits for the same period of service. In addition, Parent shall use commercially reasonable efforts to (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or its Subsidiaries applicable to such Continuing Employee prior to the Effective Time and (B) recognize, for purposes of satisfying the deductibles, out-of-pocket limits, offsets, co-payments, co-insurance, or similar costs or payments under its medical, dental and vision plans, the deductibles, out-of-pocket limits, offsets, co-payments, co-insurance, or similar costs or payments recognized under the corresponding Employee Plan with respect to a Continuing Employee (and his or her eligible dependents) for the plan year in which the Effective Time occurs.

(c) This Section 7.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.04, express or implied, shall confer upon any Service Provider or former Service Provider (including any beneficiary or dependent of such Service Provider or former Service Provider), or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.04. Nothing contained herein, express or implied shall: (i) be construed to establish, amend or modify any Employee Plan; (ii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any Employee Plan at any time assumed, established, sponsored or maintained by any of them; or (iii) prevent the Surviving Corporation, Parent or any of their respective Affiliates from terminating the employment of any Service Provider (including any Continuing Employee) following the Effective Time. This Section 7.04 shall not create any right in any Service Provider (including any Continuing Employee) or any other Person to any continued employment with the Company, Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates or compensation or benefits of any nature or kind whatsoever, or otherwise alter any existing at-will employment relationship between any Service Provider and the Company or Surviving Corporation.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

SECTION 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all Permits required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Nothing in this Agreement shall require Parent or any of its Subsidiaries to, and, except with the prior written consent of Parent, the Company shall not take any action to, and shall not allow any of its Subsidiaries to, (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement, (B) agree, propose, negotiate, offer, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (including by establishing a trust, licensing any Intellectual Property Rights or otherwise), or take any other action (including by providing its consent to permit the Company or any of its Subsidiaries to take any of the foregoing actions), or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries, (C) terminate any existing relationships or contractual rights or obligations or (D) otherwise offer to take or offer to commit to take any action that would limit Parent’s or any of its Affiliates’ freedom of action with respect to, or ability to retain, operate or otherwise exercise full rights of ownership with respect to, businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries (or equity interests held by Parent or any of its Affiliates in entities with businesses, assets or properties). At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action), provided that any such action shall be conditioned upon the consummation of the transactions contemplated hereby.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within fifteen (15) Business Days after the date of this Agreement, (ii) make appropriate filings pursuant to any other Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement and (iii) supply as promptly as practicable any additional information and documentary material that may be requested and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable.

(c) To the extent permitted by Applicable Law, each of Parent and the Company shall use its reasonable best efforts to (i) keep the other party apprised of the status of matters relating to the completion of the transaction and the other transactions contemplated by this Agreement and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received from, or given to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

SECTION 8.02. Company Proxy Statement. (a) As promptly as reasonably practicable (but in any event by December 3, 2018), the Company shall prepare and file the Company Proxy Statement with the SEC. The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be cleared by the SEC as promptly as reasonably practicable after the date of this Agreement and to be mailed to the Company’s stockholders as promptly as reasonably practicable thereafter. The Company shall use its reasonable best efforts to ensure that the Company Proxy Statement, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act.

(b) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts or in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company and Parent shall use their respective reasonable best efforts to take such actions or make any such filings and furnish information required in connection therewith or with the Company Proxy Statement, and timely seek to obtain such actions, consents, approvals or waivers from parties under such material Contracts. Notwithstanding (i) any Adverse Recommendation Change, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section  8.02 shall continue in full force and effect.

SECTION 8.03. Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation; provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.04 with respect to the matters contemplated thereby (or by Parent in response thereto) or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any agreements, instruments, deeds, bills of sale, assignments, assurances or other documents and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. From and after the date of this Agreement, the Company and its Subsidiaries shall cooperate with Parent in the preparation of any reports of Parent as may be required to be filed with the SEC with respect to the consummation of the transactions contemplated by this Agreement.

SECTION 8.05. Notices of Certain Events. (a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to ARTICLE 10 and (2) Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Subsidiary to consummate the Merger set forth in Section 9.02 (other than Section 9.02(v) and Section 9.02(vi)) to fail to be satisfied at the Closing.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to ARTICLE 10 and (2) Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Subsidiary in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Subsidiary to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 9.03 to fail to be satisfied at the Closing.

(c) In no event shall (i) the delivery of any notice by a party pursuant to this Section 8.05 limit or otherwise affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (ii) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty of the disclosing party.

ARTICLE 9

CONDITIONS TO THE MERGER

SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with the Delaware Law;

(b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under the Antitrust Laws of the Key Jurisdictions; and

(c) (A) there shall be no Applicable Law in any Key Jurisdiction and (B) no Governmental Authority in any Key Jurisdiction having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any injunction, order or decree, whether temporary, preliminary or permanent, that, in each case, remains in effect and makes illegal, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions: (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of the Company contained in Section 4.05(a) (Capitalization) and the first two sentences of Section 4.05(c) (Capitalization) shall be true in all respects (other than inaccuracies that are in the aggregate de minimis); (iii) the representations and warranties of the Company contained in Sections 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization) (except as provided in Section 9.02(ii)), Section 4.21 (Finders’ Fees), Section 4.22 (Opinion of Financial Advisor) and Section 4.23 (Antitakeover Statutes) shall be true in all material respects at and as of immediately prior to the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only at and as of such time); (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of immediately prior to the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only at and as of such time), with, in the case of this clause (iv) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (v) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; (vi) from and after the date of this Agreement, there shall not have occurred any event, circumstance, change, occurrence, development, condition or effect that, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing; and (vii)(A) there shall be no Applicable Law in any Specified Jurisdiction or Other Jurisdiction and (B) no Governmental Authority in any Specified Jurisdiction or Other Jurisdiction having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any injunction, order or decree, whether temporary, preliminary or permanent, that, in each case, remains in effect and makes illegal, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) (a) the representations and warranties of Parent contained in Section 5.02 (Corporate Authorization) shall be true in all material respects at and as of immediately prior to the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all respects only at and as of such time) and (b) the other representations and warranties of Parent contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of immediately prior to the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only at and as of such time), with, in the case of this clause (b) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii)  the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

SECTION 10.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)	by mutual written agreement of the Company and Parent at any time prior to the Effective Time;

(b)	by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before November 1, 2019 (the “End Time”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant, agreement or provision of this Agreement has resulted in the failure of the Effective Time to occur by the End Time; or

(ii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant, agreement or provision of this Agreement has resulted in the failure to obtain the Company Stockholder Approval at the Company Stockholder Meeting (including any adjournment or postponement thereof);

(c)	by Parent, if, prior to the Effective Time:

(i) an Adverse Recommendation Change shall have occurred; or

(ii) (A) the Company shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 9.01 or Section 9.02 not to be satisfied, and such breach or failure is incapable of being cured by the End Time or, if curable by the End Time, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure or (B) the Company shall have materially breached any of its covenants and agreements under Section 6.04;

(d)	by the Company, if, prior to the Effective Time:

(i) the Board of Directors shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 6.04, in order to enter into a definitive, written agreement immediately following such termination in respect of a Superior Proposal; provided that such termination shall only occur if the Company shall have paid (or caused to be paid) any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; or

(ii) Parent or Merger Subsidiary shall have materially breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 9.01 or Section 9.03 not to be satisfied, and such breach or failure is incapable of being cured by the End Time or, if curable by the End Time, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other parties, which written notice shall specify the provision of this Section 10.01 pursuant to which such termination is being effected.

SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party to this Agreement (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to any other party hereto; provided that, if such termination shall result from the (a) intentional failure of any party to fulfill a condition to the performance of the obligations of another party, (b) material breach by any party of the covenants required to be performed by such party pursuant to this Agreement or (c) willful and intentional breach by any party of the representations and warranties made by such party pursuant to this Agreement, then such failing or breaching party shall be fully liable for any and all liabilities and damages incurred or suffered by another party as a result of such failure or breach. The provisions of Section 6.02(b), and Article 11 (and any related definitions contained in any such Sections or Article) and this Section 10.02 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such facsimile transmission or e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary or, after the Effective Time, the Company or the Surviving Corporation, to:

Illumina, Inc.

5200 Illumina Way

San Diego, CA 92122

Attention: Charles E. Dadswell, Senior Vice President and General Counsel

E-mail: CDadswell@illumina.com

legalnotices@illumina.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention:	Scott Smith
Jack Bodner
Bradley Chernin

Facsimile No.:               212-841-1079

646-441-9079
415-955-6541
E-mail:	ssmith@cov.com
jbodner@cov.com
bchernin@cov.com

if to the Company prior to the Effective Time, to:

Pacific Biosciences of California, Inc.

1305 O’Brien Drive

Menlo Park, CA 94025

Attention:	Stephen M. Moore, Vice President and General Counsel
Facsimile No.:	(650) 323-9420
E-mail:	smoore@pacificbiosciences.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:	Donna M. Petkanics
Martin W. Korman
Douglas K. Schnell
Facsimile No.:	650-493-6811
E-mail:	dpetkanics@wsgr.com
mkorman@wsgr.com
dschnell@wsgr.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

SECTION 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

SECTION 11.04. Expenses.

(a) General. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, whether or not such transactions are consummated.

(b) Termination Fees.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay (or cause to be paid) to Parent in immediately available funds $43,000,000 (the “Company Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, concurrently with such termination.

(ii) If (A) this Agreement is terminated by Parent pursuant to Section 10.01(c)(ii) or by either Parent or the Company pursuant to Section 10.01(b)(ii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company, the Board of Directors or the Company’s stockholders (provided that in the case of a termination pursuant to Section 10.01(c)(ii)(A), all percentages in the definition of Acquisition Proposal will be deemed to refer to 50%), and (C) within 12 months following the date of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), all percentages in the definition of Acquisition Proposal will be deemed to refer to 50%), then the Company shall pay (or cause to be paid) to Parent in immediately available funds, prior to or concurrently with the occurrence of the applicable event described in clause (C), the Company Termination Fee.

(iii) If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) and at the time of such termination, all of the conditions set forth in Section 9.01 and Section 9.02 shall have been satisfied or validly waived (other than one or both of (x) Section 9.01(b), Section 9.01(c) or Section 9.02(vii) (but, with respect to Section 9.01(c) and Section 9.02(vii), only if the applicable Legal Restraint or Applicable Law relates to an Antitrust Law; provided, that if there is additionally a failure to satisfy or waive any of Section 9.01(b), Section 9.01(c) or Section 9.02(vii) due to a Legal Restraint or Applicable Law relating to a Specified Jurisdiction, this subsection (x) shall nonetheless be satisfied) and (y) those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had occurred on the date of such termination), then Parent shall pay to the Company in immediately available funds $98,000,000 (the “Reverse Termination Fee”) within two Business Days after such termination.

(iv) If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) and, at the time of such termination, all of the conditions set forth in Section 9.01 and Section 9.02 shall have been satisfied or validly waived (other than one or both of (x) Section 9.01(b), Section 9.01(c) or Section 9.02(vii) (but, with respect to Section 9.01(c) and Section 9.02(vii), only if the applicable Legal Restraint or Applicable Law does not relate to an Antitrust Law and occurs in a Specified Jurisdiction) and (y) those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had occurred on the date of such termination), then Parent shall take the Specified Termination Actions.

For the avoidance of doubt, in the event this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) and, at the time of such termination, (i) the conditions set forth in Section 9.01(b) have been satisfied, (ii) the conditions set forth in Section 9.01(c) and Section 9.02(vii) have been satisfied with respect to any Applicable Law or Legal Restraint relating to Antitrust Law and (iii) the conditions set forth in Section 9.01(vii) have been satisfied with respect to any Applicable Law or Legal Restraint relating to the Specified Jurisdiction, then Parent shall neither be obligated to pay the Reverse Termination Fee or take the Specified Termination Actions.

(c) Other Costs and Expenses. Each of Parent and the Company acknowledges and hereby agrees that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would enter into this Agreement. Accordingly, if either party fails to promptly pay any amount due pursuant to this Section 11.04 to the other party when due, then the party failing to pay such amounts shall also pay any costs and expenses (including attorney’s fees and expenses) incurred by the other party in connection with an Action to enforce this Agreement that results in a judgment for such unpaid amount, together with interest on such amount of any unpaid fee, cost or expense at the prime lending rate published in The Wall Street Journal from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d) Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and if Parent receives the Company Termination Fee from the Company pursuant to the terms of this Agreement (together with any payments required under Section 11.04(c)), then such payment shall constitute liquidated damages and be the sole and exclusive monetary remedy of the Parent Related Parties against the Company Related Parties for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Company Termination Fee to Parent pursuant to Section 11.04(b) (together with any payments required under Section 11.04(c)), none of the Company Related Parties shall have any further monetary liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby or thereby, and none of the Parent, its Subsidiaries or any other Parent Related Party shall seek to recover any other monetary damages; provided that, notwithstanding the foregoing, the parties will remain obligated with respect to Section 11.04(a).

(e) Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that that in no event shall Parent be required to both (x) pay the Reverse Termination Fee and (y) take the Specified Termination Actions and, in the case of either (x) or (y), do so on more than one occasion. If the Company receives the Reverse Termination Fee from Parent under circumstances where the Reverse Termination Fee is payable pursuant to the terms of this Agreement or Parent takes the Specified Termination Actions under circumstances where the Specified Termination Actions are to be taken pursuant to the terms of this Agreement (in each case, together with any payments required under Section 11.04(c)), then such payment or such actions, as applicable, shall constitute liquidated damages and shall constitute the sole and exclusive monetary remedy of the Company Related Parties against the Parent Related Parties for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Reverse Termination Fee to the Company pursuant to Section 11.04(b)(iii) or Parent’s taking of the Specified Termination Actions pursuant to Section 11.04(b)(iv) (in each case, together with any payments required under Section 11.04(c)), none of the Parent Related Parties shall have any further monetary liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby or thereby, and none of the Company, its Subsidiaries or any other Company Related Party shall seek to recover any other monetary damages; provided that, notwithstanding the foregoing, the parties will remain obligated with respect to Section 11.04(a). In a situation where both the Reverse Termination Fee would be payable pursuant to Section 11.04(b)(iii) and Parent would be required to take the Specified Termination Actions pursuant to Section 11.04(b)(iv), only the Reverse Termination Fee will be payable and Parent shall have no obligation with respect to Section 11.04(b)(iv) or the Specified Termination Actions.

SECTION 11.05. Disclosure Schedule and SEC Document References. The parties agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but, in the case of clause (ii), only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

SECTION 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding on and, except as provided in Section 7.03, shall inure to the benefit of the parties and their respective successors and assigns. Except as provided in Section 7.03 and Section 11.14, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

SECTION 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

SECTION 11.08. Jurisdiction. The parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that you may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

SECTION 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 11.11. Entire Agreement. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.13. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall, in addition to any other remedy to which they are entitled at law or in equity, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy).

SECTION 11.14. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) solely if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration, as applicable, following the Effective Time, in each case in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Stock Awards and participants in the Company’s ESPP to receive the applicable treatment pursuant to Article 2 in accordance with the terms of this Agreement and (b) the provisions set forth in Section 7.03 of this Agreement with respect to the Persons referred to therein.

[Remainder of page intentionally blank]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/s/ Michael Hunkapiller
	Name:	Michael Hunkapiller
	Title:	Chief Executive Officer, Chairman and President

ILLUMINA, INC.

By:	/s/ Francis A. deSouza
	Name:	Francis A. deSouza
	Title:	President and Chief Executive Officer

FC OPS CORP.

By:	/s/ Francis A. deSouza
	Name:	Francis A. deSouza
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]